     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 22, 2002
                                                  REGISTRATION NO. 333-

================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                               ----------------

                                  AMGEN INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

               DELAWARE                               95-3540776
   (STATE OR OTHER JURISDICTION OF                 (I.R.S. EMPLOYER
    INCORPORATION OR ORGANIZATION)              IDENTIFICATION NUMBER)

                               ----------------

                            ONE AMGEN CENTER DRIVE
                     THOUSAND OAKS, CALIFORNIA 91320-1789
                                (805) 447-1000
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ----------------

                             STEVEN M. ODRE, ESQ.
             SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                            ONE AMGEN CENTER DRIVE
                     THOUSAND OAKS, CALIFORNIA 91320-1789
                                (805) 447-1000
      (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
                       AREA CODE, OF AGENT FOR SERVICE)

                               ----------------

                                  COPIES TO:

                               GARY OLSON, ESQ.
                              CHARLES RUCK, ESQ.
                               LATHAM & WATKINS
                       633 WEST FIFTH STREET, SUITE 4000
                      LOS ANGELES, CALIFORNIA 90071-2007
                                (213) 485-1234

                               ----------------

      APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

      If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

      If any of the Securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered in connection with dividend or interest reinvestment plans, check the following box. [X]

      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] ____________

      If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] ____________

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------
                                                                             PROPOSED         PROPOSED
                                                           AMOUNT            MAXIMUM          MAXIMUM        AMOUNT OF
             TITLE OF EACH CLASS OF                        TO BE          OFFERING PRICE     AGGREGATE      REGISTRATION
           SECURITIES TO BE REGISTERED                   REGISTERED        PER UNIT (2)  OFFERING PRICE (2)   FEE (3)
------------------------------------------------------------------------------------------------------------------------
Liquid Yield Option/(TM)/ Notes due 2032.......... $     3,950,000,000       $686.90       $2,713,255,000     $249,620
------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.001 per share..........  34,997,395 shares (1)       (1)              (1)             (1)
------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------

(1)Reflects the number of shares of common stock issuable upon conversion of the exchange notes being registered hereunder. Each $1,000 of a LYON may be converted for 8.8601 shares of common stock, subject to adjustments. No additional registration fee is required pursuant to Rule 457(i) under the Securities Act.

(2)Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) based on the average of the bid and asked price per each $1,000 of the LYONs as of May 20, 2002.

(3)Computed in accordance with Section 6(b) of the Securities Act of 1933, as amended, by multiplying 0.000092 by the proposed maximum aggregate offering price.

      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.


                   SUBJECT TO COMPLETION, DATED MAY 22, 2002

PROSPECTUS

                                $3,950,000,000
[LOGO] AMGEN

                    LIQUID YIELD OPTION(TM) NOTES DUE 2032
                             (ZERO COUPON--SENIOR)
              AND SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION
                     OF THE LIQUID YIELD OPTION(TM) NOTES

                               ----------------

      This prospectus covers resale by holders of our Liquid Yield Option(TM) Notes ("LYONs") due March 1, 2032 and shares of our common stock into which the LYONs are convertible. We will not receive any proceeds from the resale of the LYONs or the common stock sold hereunder.

                         CONVERTIBILITY OF THE LYONS:

      Holders may convert each of their LYONs into 8.8601 shares of our common stock at any time on or before the maturity date. The conversion rate may be adjusted for certain reasons, but will not be adjusted for accrued original issue discount. The accreted conversion price per share as of any day will equal the issue price of a LYON plus the accrued original issue discount to that day, divided by the then applicable conversion rate. Our common stock is listed on the Nasdaq National Market under the symbol "AMGN." On May 21, 2002, the last reported bid price of our common stock on the Nasdaq National Market was $48.65.

                             CONTINGENT INTEREST:

      We will pay contingent cash interest to the holders of LYONs during any six-month period commencing on or after March 2, 2007 if the average market price of a LYON for a five trading day measurement period preceding such six-month period equals 120% or more of the sum of the issue price and accrued original issue discount for such LYON. The contingent interest payable per LYON in respect of any quarterly period will equal the greater of (1) the amount of regular cash dividends paid by us per share on our common stock during that quarterly period multiplied by the then applicable conversion rate or (2) ..0625% of the average market price of a LYON for the five trading day measurement period preceding such six-month period, provided that if we do not pay regular cash dividends during a semiannual period, we will pay contingent interest semiannually at a rate of .125% of the average market price of a LYON for the five trading day measurement period immediately preceding such six-month period. For United States federal income tax purposes, the LYONs constitute contingent payment debt instruments. You should read the discussion of selected United States federal income tax consequences relevant to the LYONs beginning on page 36.

       PURCHASE OF THE LYONS BY AMGEN INC. AT THE OPTION OF THE HOLDER:

      Holders may require us to purchase all or a portion of their LYONs on March 1, 2005 at a price of $738.68 per LYON, on March 1, 2007 at a price of $755.44 per LYON, on March 1, 2012 at a price of $799.02 per LYON, and on March 1, 2017 at a price of $845.12 per LYON. We may choose to pay the purchase price in cash, our common stock or a combination of cash and our common stock. In addition, upon a change in control, as defined in the indenture, of Amgen Inc. occurring on or before March 1, 2007, holders may require us to purchase all or a portion of their LYONs for cash.

             REDEMPTION OF THE LYONS AT THE OPTION OF AMGEN INC.:

      We may redeem all or a portion of the LYONs for cash at any time on or after March 1, 2007, at the prices set forth in "Description of LYONs--Redemption of LYONs at the Option of Amgen Inc."

      Prior to this offering, the LYONs have been eligible for trading on the PORTAL Market of the Nasdaq Stock Market. LYONs sold by means of this prospectus are not expected to remain eligible for trading on the PORTAL Market. We do not intend to list the LYONs for trading on any national securities exchange or on the Nasdaq National Market.

                               ----------------

      INVESTING IN THE LYONS INVOLVES RISKS, SOME OF WHICH ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 8 OF THIS PROSPECTUS.

                               ----------------

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                     The date of this prospectus is      .
--------
(TM) Trademark of Merrill Lynch & Co., Inc.

                               TABLE OF CONTENTS

Incorporation of Certain Information by Reference......  1

Where You Can Find More Information....................  2

Forward Looking Information............................  3

Summary................................................  4

Risk Factors...........................................  8

Use of Proceeds........................................ 16

Dividend Policy........................................ 16

Ratio of Earnings to Fixed Charges..................... 16

Description of LYONs................................... 17

Description of Our Capital Stock....................... 34

Certain United States Federal Income Tax Considerations 36

Selling Security Holders............................... 42

Plan of Distribution................................... 46

Validity of the Securities............................. 47

Experts................................................ 47

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

      We are "incorporating by reference" into this prospectus certain information filed by us with the SEC, which means that we are disclosing important information to you by referring you to those documents. The information incorporated by reference is deemed to be part of this prospectus, except to the extent modified or superseded, as described below. This prospectus incorporates by reference the documents set forth below that have been previously filed with the SEC. Those documents contain important information about us and our finances.

      . Our annual report on Form 10-K for the fiscal year ended December 31, 2001.

      . Our Registration Statement on Form S-4 filed with the SEC on January 31, 2002 (File No. 333-81832), as amended by Amendment No. 1 to the Registration Statement on Form S-4/A filed with the SEC on March 22, 2002.

      . Our quarterly report on Form 10-Q for the quarter ended March 31, 2002.

      . Our current report on Form 8-K dated February 21, 2002, filed with the SEC on March 1, 2002.

      . Our current report on Form 8-K dated May 7, 2002, filed with the SEC on May 10, 2002.

      . Our current report on Form 8-K dated May 16, 2002, filed with the SEC on May 22, 2002.

      . The description of our common stock, contractual contingent payment rights and preferred share rights plan contained in our registration statements on Form 8-A filed with the SEC on September 7, 1983 and April 1, 1993, and on Form 8-K filed with the SEC on February 28, 1997 and December 18, 2000, respectively, including any amendment or report filed for the purpose of updating that description.

      All documents filed by us with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act from the date of this prospectus to the end of the offering of the LYONs and the common stock under this document (other than current reports furnished under Item 9 of Form 8-K) shall also be deemed to be incorporated by reference and will automatically update information in this prospectus.

      Any statements made in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

      You may request a copy of these filings, at no cost, by writing or calling us at the following address or telephone number:

      Manager of Investor Relations
      Amgen Inc.
      One Amgen Center Drive
      Thousand Oaks, California 91320-1789
      Tel: 805-447-1000

      Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this document.

                      WHERE YOU CAN FIND MORE INFORMATION

      We have filed and will file reports and other information with the SEC under the Securities Exchange Act of 1934, as amended. You may read and copy this information at the following SEC public reference room:

                             Public Reference Room
                            450 Fifth Street, N.W.
                                   Room 1024
                            Washington, D.C. 20549

      You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for additional information about the public reference room.

      The SEC also maintains a web site that contains reports, proxy statements and other information about issuers, including Amgen Inc., who file electronically with the SEC. The address of that site is www.sec.gov.

      You can also inspect reports and other information about us at the offices of Nasdaq, 1735 K. Street, N.W., Washington, D.C., 20006.

                          FORWARD LOOKING INFORMATION

      All statements included or incorporated by reference in this prospectus, other than statements of historical facts, that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future are forward looking statements. Such statements are typically characterized by terminology such as "believe," "anticipate," "should," "intend," "plan," "will," "expect," "estimate," "project," "positioned," "strategy," and similar expressions. These statements are based on assumptions and assessments made by our management in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors our management believes to be appropriate. These forward looking statements are subject to a number of risks and uncertainties, including those risks described in this prospectus under "Risk Factors," as well as other factors that our management has not yet identified. Any such forward looking statements are not guarantees of future performance and actual results, developments and business decisions may differ from those contemplated by such forward looking statements. We disclaim any duty to update any forward looking statements.

                                    SUMMARY

      THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION INCLUDED ELSEWHERE OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. BECAUSE THIS IS A SUMMARY, IT MAY NOT CONTAIN ALL THE INFORMATION THAT MAY BE IMPORTANT TO YOU. YOU SHOULD READ THE ENTIRE PROSPECTUS, AS WELL AS THE INFORMATION INCORPORATED BY REFERENCE, BEFORE MAKING AN INVESTMENT DECISION. WHEN USED IN THIS PROSPECTUS, THE TERMS "AMGEN," "WE," "OUR" AND "US" REFER TO AMGEN INC. AND ITS CONSOLIDATED SUBSIDIARIES, UNLESS OTHERWISE SPECIFIED.

                                  AMGEN INC.

      We are a global biotechnology company that discovers, develops, manufactures and markets human therapeutics based on advances in cellular and molecular biology.

      We were incorporated in California in 1980 and merged into a Delaware corporation in 1987. Our principal executive offices are located at One Amgen Center Drive, Thousand Oaks, California 91320-1799.

                                   THE LYONS

LYONs.....................   $3,950,000,000 aggregate principal amount at
                             maturity of LYONs due March 1, 2032. We will not pay interest on the LYONs prior to maturity unless semiannual interest or contingent interest becomes payable as described below. Each LYON was issued at a price of $714.23 per LYON and has a principal amount at maturity of $1,000.

Maturity of LYONs.........   March 1, 2032.

Yield to Maturity of LYONs   1.125% per year, computed on a semiannual bond
                             equivalent basis, calculated from March 1, 2002, excluding any contingent interest.

Conversion Rights.........   Holders may surrender LYONs for conversion into
                             shares of our common stock at any time on or before the maturity date, unless the LYONs have been previously redeemed or repurchased. For each LYON surrendered for conversion, a holder will receive 8.8601 shares of our common stock. The conversion rate will be adjusted for certain reasons specified in the indenture, but will not be adjusted for accrued original issue discount.
                             Upon conversion, a holder will not receive any cash payment representing accrued original issue discount or, except under limited circumstances, contingent or semiannual interest. Instead, accrued original issue discount will be deemed paid by the shares of common stock received by the holder on conversion. See "Certain United States
                             Federal Income Tax Considerations" and
                             "Description of LYONs--Conversion Rights."

                             The accreted conversion price per share as of any day will equal the issue price of a LYON plus the accrued original issue discount to that day, divided by the then applicable conversion rate.

Ranking...................   The LYONs are unsecured and unsubordinated
                             obligations of ours and rank equal in right of payment to all our existing and future unsecured and unsubordinated indebtedness. However, the
                             LYONs are effectively subordinated to all existing and future obligations of our subsidiaries. As of May 15, 2002, we had approximately $3,151 million of senior indebtedness outstanding.

Original Issue Discount...   We offered the LYONs at an issue price
                             significantly below the principal amount at maturity of the LYONs. This original issue discount accrues daily at a rate of 1.125% per year beginning on the date of issuance of such LYON, calculated on a semiannual bond equivalent basis, using a 360-day year comprised of twelve
                             30-day months. The accrual of imputed interest income on the LYONs, as calculated for United
                             States federal income tax purposes, also referred to herein as tax original issue discount, is expected to exceed the accrued original issue discount. See "Certain United States Federal
                             Income Tax Considerations--Accrual of Interest on the LYONs."

Contingent Interest.......   We will pay contingent cash interest to the
                             holders of LYONs during any six-month period from March 2 to September 1 and from September 2 to
                             March 1, commencing on or after March 2, 2007, if the average market price of a LYON for the Applicable Five Trading Day Period equals 120% or more of the sum of the issue price and accrued original issue discount for such LYON. "Applicable
                             Five Trading Day Period" means the five trading days ending on the second trading day immediately preceding the relevant six-month period, unless we declare a regular cash dividend for which the record date falls prior to the first day of a six-month period but the payment date falls within such six-month period, in which case the "Applicable Five Trading Day Period" means the five trading days ending on the second trading day immediately preceding such record date.

                             The amount of contingent interest payable per LYON in respect of any quarterly period within a six-month period in which contingent interest is payable will equal the greater of (1) the amount of regular cash dividends paid by us per share on our common stock during that quarterly period multiplied by the number of shares of common stock deliverable upon conversion of a LYON at the then applicable conversion rate or (2) .0625% of the average market price of a LYON for the Applicable Five Trading Day Period, provided, that if we do not pay cash dividends during a semiannual period, we will pay contingent interest semiannually at a rate of .125% of the average market price of a LYON for the Applicable Five Trading Day Period.

                             Contingent interest, if any, will accrue and be payable to holders of LYONs as of the record date for the related regular cash dividend or, if no regular cash dividend is paid by us, during a quarter within the relevant six-month period, to holders of LYONs as of the fifteenth day preceding the last day of the relevant six-month period. Such payments will be paid on the payment date of the related regular cash dividend or, if no regular cash dividend is paid by us during a quarter within the relevant six-month period, on the last day of the relevant six-month period. The original issue discount will continue to accrue at the yield to maturity whether or not contingent interest is paid.

Tax Original Issue Discount  The LYONs are debt instruments subject to the
                             United States federal income tax contingent payment debt regulations. You should be aware that, even if we do not pay any cash interest (including any contingent interest and semiannual interest) on the LYONs, you will be required to include interest in your gross income for United States federal income tax purposes. This imputed interest, also referred to herein as tax original issue discount, will accrue at a rate equal to 5.63% per year, computed on a semiannual bond equivalent basis, which represents the yield we believe we would pay, as of the original issue date of the LYONs, on noncontingent, nonconvertible, fixed-rate debt with terms otherwise similar to the LYONs. The rate at which the tax original issue discount will accrue for United States federal income tax purposes will exceed the stated yield of 1.125% for the accrued original issue discount. Your adjusted tax basis in a LYON will be increased over time to reflect the accrual of the tax original issue discount and will be decreased to reflect certain projected payments.

                             You will recognize gain or loss on the sale, exchange, conversion or redemption of a LYON in an amount equal to the difference between the amount realized on the sale, exchange, conversion or redemption of a LYON, including the fair market value of any common stock received upon conversion or otherwise, and your adjusted tax basis in the LYON. Any gain recognized by you on the sale, exchange, conversion or redemption of a LYON generally will be ordinary interest income; any loss will be ordinary loss to the extent of the interest previously included in income, and thereafter, capital loss. See "Certain United States Federal Income Tax Considerations."

Sinking Fund..............   None.

Redemption of LYONs at the
  Option of Amgen Inc.....   We may redeem all or a portion of the LYONs for
                             cash at any time on or after March 1, 2007, at the redemption prices set forth in this prospectus.
                             See "Description of LYONs--Redemption of LYONs at the Option of Amgen Inc."

Purchase of LYONs by Amgen
  Inc. at the Option of
  the Holder..............   Holders may require us to purchase all or a
                             portion of their LYONs:

                             . on March 1, 2005 at a price of $738.68 per LYON;

                             . on March 1, 2007 at a price of $755.44 per LYON;

                             . on March 1, 2012 at a price of $799.02 per LYON; and

                             . on March 1, 2017 at a price of $845.12 per LYON.

                             In each case, such price includes accrued original issue discount to the purchase date. We may choose to pay the purchase price in cash, shares of our common stock or a combination of cash and shares of our common stock. We may, in our sole discretion, provide the holders with additional rights to require us to purchase the LYONs on additional purchase dates. See "Description of LYONs--Purchase of LYONs by Amgen Inc. at the Option of the Holder."

Change in Control.........   Upon a change in control (as defined in the
                             indenture) of Amgen Inc. occurring on or before March 1, 2007, each holder may require us to purchase all or a portion of such holder's LYONs for cash at a price equal to the issue price of such LYONs plus accrued original issue discount to the purchase date. See "Description of LYONs--Change in Control Permits Purchase of LYONs by Amgen Inc. at the Option of the Holder."

Optional Conversion to
  Semiannual Coupon Notes
  Upon Tax Event..........   From and after the occurrence of a Tax Event, as
                             described in this prospectus, at our option, interest in lieu of future original issue discount shall accrue on each LYON from the option exercise date at 1.125% per year on a restated principal amount equal to the issue price plus accrued original issue discount to the date of exercise of the option (the "Option Exercise Date") and shall be payable semiannually on each interest payment date to holders of record at the close of business on each regular record date immediately preceding such interest payment date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months and will accrue from the most recent date to which interest has been paid or, if no interest has been paid, the Option
                             Exercise Date. In such event, the redemption price, purchase price and change in control purchase price shall be adjusted, and no future contingent interest will be paid on the LYONs.
                             There will be no changes in the holder's conversion rights. See "Description of
                             LYONs--Optional Conversion to Semiannual Coupon
                             Note Upon Tax Event."

Trading Symbol of Our
  Common Stock............   Our common stock is listed on the Nasdaq National
                             Market under the symbol "AMGN."

                              RISK FACTORS

      WE OPERATE IN A RAPIDLY CHANGING ENVIRONMENT THAT INVOLVES A NUMBER OF RISKS, SOME OF WHICH ARE BEYOND OUR CONTROL. THE FOLLOWING RISK FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING AMGEN AND ITS BUSINESS PRIOR TO PURCHASING THE LYONS.

                          RISKS RELATED TO THE LYONS

AN ACTIVE TRADING MARKET FOR THE LYONS MAY NOT DEVELOP.

      The LYONs comprise a new issue of securities for which there is currently no public market. The LYONs will not be listed on any securities exchange or included in any automated quotation system. We do not know whether an active trading market will develop for the LYONs. If the LYONs are traded after their initial issuance, they may trade at a discount from their initial offering price depending on prevailing interest rates, the market for similar securities, the price of our common stock, its and our performance and other factors.

IN CERTAIN CIRCUMSTANCES, YOUR CLAIMS AS A HOLDER OF A LYON COULD BE SUBORDINATED IN THE EVENT OF OUR BANKRUPTCY.

      If a holder elects to convert a LYON for common stock of Amgen Inc. and we thereafter become the subject of bankruptcy proceedings, if we have failed to deliver our common stock, a holder's claim in respect of the LYONs could be subordinated to all of our existing and future obligations. Furthermore, it is unclear how such a subordinated claim would be valued.

WE MAY NOT HAVE THE FUNDS NECESSARY TO PURCHASE LYONS AT THE OPTION OF THE HOLDERS OR UPON A CHANGE IN CONTROL.

      On specified dates and upon the occurrence of specific kinds of change in control events occurring on or before March 1, 2007, holders of LYONs may require us to purchase all or a portion of their LYONs.

      However, it is possible that upon a change in control we would not have sufficient funds to make the required purchase of LYONs or that restrictions in our other indebtedness would not allow those purchases. In addition, certain important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a "change in control" under the indenture. See "Description of LYONs--Change in Control Permits Purchase of LYONs by Amgen Inc. at the Option of the Holder."

YOU SHOULD CONSIDER THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF OWNING LYONS.

      The LYONs will be characterized as indebtedness of ours for United States federal income tax purposes. Accordingly, you will be required to include interest with respect to the LYONs in your income.

      The LYONs constitute contingent payment debt instruments. As a result, you will be required to include amounts in income, as ordinary income, in advance of the receipt of the cash attributable thereto, and to accrue interest on a constant yield to maturity basis at a rate comparable to the rate at which we would issue a fixed rate noncontingent, nonconvertible debt instrument with terms similar to the LYONs (which will be 5.63% per year on a semiannual compounding basis). The amount of interest income required to be included by you for each year will be in excess of the yield to maturity of the LYONs. You will recognize gain or loss on the sale, exchange, conversion or redemption of a LYON in an amount equal to the difference between the amount realized on such sale, exchange, conversion or redemption, including the fair market value of any common stock received upon conversion or otherwise, and your adjusted tax basis in the LYON. Any gain recognized by you on the sale, exchange, conversion or redemption of a LYON generally will be ordinary interest income; any loss will be ordinary loss to the extent of the interest previously included in income, and thereafter, capital loss. A summary of the United States federal income tax consequences of ownership of the LYONs is described in this prospectus under the heading "Certain United States Federal Income Tax Considerations."

THE LYONS ARE STRUCTURALLY SUBORDINATED. THIS MAY AFFECT YOUR ABILITY TO RECEIVE PAYMENTS ON THE LYONS.

      The LYONs are obligations exclusively of Amgen Inc. We currently conduct a significant portion of our operations through our subsidiaries and we may, and in some cases we have plans to, conduct additional operations through subsidiaries in the future. Our cash flow and our ability to service our debt, including the LYONs, therefore partially depends upon the earnings of our subsidiaries and we depend on the distribution of earnings, loans or other payments by those subsidiaries to us.

      Our subsidiaries are separate and distinct legal entities. Our subsidiaries have no obligation to pay any amounts due on the LYONs or, subject to existing or future contractual obligations between us and our subsidiaries, to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions. Payments to us by our subsidiaries will also be contingent upon our subsidiaries' earnings and business considerations.

      Our right to receive any assets of any of our subsidiaries upon its liquidation or reorganization, and, as a result, the right of the holders of the LYONs to participate in those assets, will be effectively subordinated to the claims of that subsidiary's creditors, including trade creditors. The LYONs do not restrict the ability of our subsidiaries to incur additional indebtedness. In addition, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to indebtedness held by us.

                         RISKS RELATED TO OUR BUSINESS

OUR STOCK PRICE IS VOLATILE, WHICH COULD ADVERSELY AFFECT YOUR INVESTMENT.

      Our stock price, like that of other biotechnology companies, is highly volatile. For example, in the fifty-two weeks prior to May 22, 2002, the trading price of our common stock has ranged from a high of $70.60 per share to a low of $45.43 per share. Our stock price may be affected by such factors as:

      .   clinical trial results

      .   product development announcements by us or our competitors

      .   regulatory matters

      .   announcements in the scientific and research community

      .   intellectual property and legal matters

      .   changes in reimbursement policies or medical practices

      .   broader industry and market trends unrelated to our performance

      In addition, if our revenues or earnings in any period fail to meet the investment community's expectations, there could be an immediate adverse impact on our stock price.

OUR PRODUCT DEVELOPMENT EFFORTS MAY NOT RESULT IN COMMERCIAL PRODUCTS.

      We intend to continue an aggressive product development program. Successful product development in the biotechnology industry is highly uncertain, and very few research and development projects produce a commercial product. Product candidates that appear promising in the early phases of development, such as in early human clinical trials, may fail to reach the market for a number of reasons, such as:

      . the product candidate did not demonstrate acceptable clinical trial results even though it demonstrated positive preclinical trial results

      . the product candidate was not effective in treating a specified condition or illness

      .   the product candidate had harmful side effects on humans

      . the necessary regulatory bodies, such as the U.S. Food and Drug Administration, did not approve our product candidate for an intended use

      . the product candidate was not economical for us to manufacture and commercialize

      . other companies or people have or may have proprietary rights to our product candidate, such as patent rights, and will not let us sell it on reasonable terms, or at all

      . the product candidate is not cost effective in light of existing therapeutics

      Several of our product candidates have failed at various stages in the product development process, including Brain Derived Neurotrophic Factor ("BDNF"), Megakaryocyte Growth and Development Factor ("MGDF") and Glial Cell-line Derived Neurotrophic Factor ("GDNF"). For example, in 1997, we announced the failure of BDNF for the treatment of amyotrophic lateral sclerosis, or Lou Gehrig's Disease, because the product candidate, when administered by injection, did not produce acceptable clinical results for a specific use after a phase 3 trial, even though BDNF had progressed successfully through preclinical and earlier clinical trials. In addition, in 1998, we discontinued development of MGDF, a novel platelet growth factor, at the phase 3 trial stage after several people in platelet donation trials developed low platelet counts and neutralizing antibodies. In 1999 we discontinued development of GDNF after a phase 1/2 trial of GDNF in Parkinson's disease failed to demonstrate a statistically significant benefit. Of course, there may be other factors that prevent us from marketing a product. We cannot guarantee we will be able to produce commercially successful products. Further, clinical trial results are frequently susceptible to varying interpretations by scientists, medical personnel, regulatory personnel, statisticians, and others which may delay, limit, or prevent further clinical development or regulatory approvals of a product candidate. Also, the length of time that it takes for us to complete clinical trials and obtain regulatory approval for product marketing has in the past varied by product and by the intended use of a product. We expect that this will likely be the case with future product candidates and we cannot predict the length of time to complete necessary clinical trials and obtain regulatory approval. See "--Our current products and products in development cannot be sold if we do not obtain and maintain regulatory approval."

OUR CURRENT PRODUCTS AND PRODUCTS IN DEVELOPMENT CANNOT BE SOLD IF WE DO NOT OBTAIN AND MAINTAIN REGULATORY APPROVAL.

      We conduct research, preclinical testing, and clinical trials and we manufacture our product candidates. We also manufacture, price, sell, distribute, and market our products for their approved indications. These activities are subject to extensive regulation by numerous state and federal governmental authorities in the U.S., such as the FDA and the Health Care Financing Administration, as well as by foreign countries, including the European Union. Currently, we are required in the U.S. and in foreign countries to obtain approval from those countries' regulatory authorities before we can market and sell our products in those countries. In our experience, obtaining regulatory approval is costly and takes many years, and after it is obtained, it remains costly to maintain. The FDA and other U.S. and foreign regulatory agencies have substantial discretion to terminate clinical trials, require additional testing, delay or withhold registration and marketing approval, and mandate product withdrawals. EPOGEN(R), Kineret(TM), and Neulasta(TM) are currently approved in the U.S. and NEUPOGEN(R) and Aranesp(TM) are currently approved in the U.S., the EU, and in some other foreign countries for specific uses. We currently manufacture EPOGEN(R), NEUPOGEN(R), Aranesp(TM), Kineret(TM), Neulasta(TM), and INFERGEN(R) and market EPOGEN(R), NEUPOGEN(R), Aranesp(TM), and Kineret(TM), and we plan to manufacture and market many of our potential products. Even though we have obtained regulatory approval for EPOGEN(R), NEUPOGEN(R), Aranesp(TM), Kineret(TM), Neulasta(TM), and INFERGEN(R), these products and our manufacturing processes are subject to continued review by the FDA and other regulatory authorities. In addition, later discovery of unknown problems with our products or manufacturing processes could result in restrictions on such products or manufacturing processes, including potential withdrawal of the products from the market. If regulatory authorities determine that we have violated regulations or if they restrict, suspend, or revoke our prior approvals, they could prohibit us from manufacturing or selling EPOGEN(R), NEUPOGEN(R), Aranesp(TM), Kineret(TM), Neulasta(TM), and INFERGEN(R) until we comply or indefinitely. In addition, if regulatory authorities determine that we have not complied with regulations in the research and development of a product candidate, then they may not approve the product candidate and we will not be able to market and sell it. If we are unable to market and sell our products or product candidates, our business would be adversely affected.

GUIDELINES AND RECOMMENDATIONS PUBLISHED BY VARIOUS ORGANIZATIONS CAN REDUCE THE USE OF OUR PRODUCTS.

      Government agencies promulgate regulations and guidelines directly applicable to us and to our products. However, professional societies, practice management groups, private health/science foundations, and organizations involved in various diseases from time to time may also publish guidelines or recommendations to the health care and patient communities. Recommendations of government agencies or these other groups/organizations may relate to such matters as usage, dosage, route of administration, and use of concomitant therapies. Organizations like these have in the past made recommendations about our products. Recommendations or guidelines that are followed by patients and health care providers could result in decreased use of our products. In addition, the perception by the investment community or stockholders that recommendations or guidelines will result in decreased use of our products could adversely affect prevailing market prices for our common stock.

OUR SALES DEPEND ON PAYMENT AND REIMBURSEMENT FROM THIRD PARTY PAYORS, AND A REDUCTION IN THE PAYMENT RATE OR REIMBURSEMENT COULD RESULT IN DECREASED USE OR SALES OF OUR PRODUCTS.

      In both domestic and foreign markets, sales of our products are dependent, in part, on the availability of reimbursement from third party payors such as state and federal governments, under programs such as Medicare and Medicaid in the U.S., and private insurance plans. In certain foreign markets, the pricing and profitability of our products generally are subject to government controls. In the U.S., there have been, and we expect there will continue to be, a number of state and federal proposals that could limit the amount that state or federal governments will pay to reimburse the cost of drugs. In addition, we believe the increasing emphasis on managed care in the U.S. has and will continue to put pressure on the price and usage of our products, which may adversely impact product sales. Further, when a new therapeutic product is approved, the availability of governmental and/or private reimbursement for that product is uncertain, as is the amount for which that product will be reimbursed. We cannot predict the availability or amount of reimbursement for our recently approved products or product candidates, including those at a late stage of development, and current reimbursement policies for existing products may change at any time. For example, we believe that sales of Aranesp(TM) are and will be affected by government and private payor reimbursement policies.

      If reimbursement for EPOGEN(R) and NEUPOGEN(R) changes adversely or if we fail to obtain adequate reimbursement for our other current or future products, health care providers may limit how much or under what circumstances they will administer them, which could reduce the use of our products or cause us to reduce the price of our products. This could result in lower product sales or revenues which could have a material adverse effect on us and our results of operations. For example, in the U.S. the use of EPOGEN(R) in connection with treatment for end stage renal disease is funded primarily by the U.S. federal government. In early 1997, HCFA instituted a reimbursement change for EPOGEN(R) which adversely affected Amgen's EPOGEN(R) sales, until the policies were revised. Therefore, as in the past, EPOGEN(R) sales could be adversely affected by future changes in reimbursement rates or the basis for reimbursement by the federal government for the end stage renal disease program.

IF OUR INTELLECTUAL PROPERTY POSITIONS ARE CHALLENGED, INVALIDATED OR CIRCUMVENTED, OR IF WE FAIL TO PREVAIL IN PRESENT AND FUTURE INTELLECTUAL PROPERTY LITIGATION, OUR BUSINESS COULD BE ADVERSELY AFFECTED.

      The patent positions of pharmaceutical and biotechnology companies can be highly uncertain and often involve complex legal, scientific, and factual questions. To date, there has emerged no consistent policy regarding breadth of claims allowed in such companies' patents. Third parties may challenge, invalidate, or circumvent our patents and patent applications relating to our products, product candidates, and technologies. In addition, our patent positions might not protect us against competitors with similar products or technologies because competing products or technologies may not infringe our patents. For certain of our product candidates, there are third parties who have patents or pending patents that they may claim prevent us from commercializing these product candidates in certain territories. Patent disputes are frequent, costly and can preclude commercialization of products. We are currently, and in the future may be, involved in patent litigation. For example, we are involved in ongoing patent infringement lawsuits against Transkaryotic Therapies, Inc. and Aventis with respect to our erythropoietin patents. The trial court decided in our favor on January 19, 2001, however, Transkaryotic Therapies, Inc. and Aventis have appealed the decision. If we ultimately lose these or other litigations we could be subject to competition and/or significant liabilities, we could be required to enter into third party licenses for the infringed product or technology, or we could be required to cease using the technology or product in dispute. In addition, we cannot guarantee that such licenses will be available on terms acceptable to us.

      Our success depends in part on our ability to obtain and defend patent rights and other intellectual property rights that are important to the commercialization of our products and product candidates. We have filed applications for a number of patents and have been granted patents or obtained rights relating to erythropoietin, recombinant G-CSF and our other products and potential products. We market our erythropoietin and G-CSF products as EPOGEN(R) and NEUPOGEN(R), respectively. In the United States, we have been issued or obtained rights to several patents relating to erythropoietin that generally cover DNA and host cells, processes for making erythropoietin, various product claims to erythropoietin, cells that make levels of erythropoietin, and pharmaceutical compositions of erythropoietin. We have also been issued or obtained rights to U.S. patents relating to G-CSF that cover aspects of DNA, vectors, cells, processes, polypeptides, methods of treatment using G-CSF polypeptides, methods of enhancing bone marrow transplantation, and treating burn wounds, methods for recombinant production of G-CSF and analogs of G-CSF. We also have been granted or obtained rights to a patent in the EU relating to erythropoietin and a patent in the EU relating to G-CSF, two patents in the EU relating to darbepoetin alfa and hyperglycosylated erythropoietic proteins, and a patent in the U.S. and a patent in the EU relating to anakinra.

WE FACE SUBSTANTIAL COMPETITION, AND OTHERS MAY DISCOVER, DEVELOP, ACQUIRE OR COMMERCIALIZE PRODUCTS BEFORE OR MORE SUCCESSFULLY THAN WE DO.

      We operate in a highly competitive environment. Our products compete with other products or treatments for diseases for which our products may be indicated. For example, although we maintain a substantial share of the chemotherapy induced neutropenia market, NEUPOGEN(R) competes in some circumstances against a product marketed by Immunex. EPOGEN(R) faces competition from other treatments for anemia in end stage renal disease patients in the U.S. Further, we believe that some of our newly approved products and late stage product candidates may face competition when and as they are approved and marketed. For example, Aranesp(TM) competes with an Epoetin alfa product marketed by Johnson & Johnson in certain anemia markets and Kineret(TM) competes in some circumstances with rheumatoid arthritis products marketed by Immunex/Wyeth (formerly

American Home Products Corporation), Centocor Inc./Johnson & Johnson, and others. Additionally, some of our competitors, including biotechnology and pharmaceutical companies, market products or are actively engaged in research and development in areas where we are developing product candidates. Large pharmaceutical corporations may have greater clinical, research, regulatory, and marketing resources than we do. In addition, some of our competitors may have technical or competitive advantages over us for the development of technologies and processes. These resources may make it difficult for us to compete with them to successfully discover, develop, and market new products.

OUR OPERATING RESULTS MAY FLUCTUATE, AND THIS FLUCTUATION COULD CAUSE FINANCIAL RESULTS TO BE BELOW EXPECTATIONS.

      Our operating results may fluctuate from period to period for a number of reasons. In budgeting our operating expenses, we assume that revenues will continue to grow; however, some of our operating expenses are fixed in the short term. Because of this, even a relatively small revenue shortfall may cause a period's results to be below our expectations or projections. A revenue shortfall could arise from any number of factors, some of which we cannot control. For example, we may face:

      .   lower than expected demand for our products

      . changes in the government's or private payors' reimbursement policies for our products

      .   changes in wholesaler buying patterns

      .   increased competition from new or existing products

      .   fluctuations in foreign currency exchange rates

      .   changes in our product pricing strategies

      Of these, we would only have control over changes in our product pricing strategies and, of course, there may be other factors that affect our revenues in any given period.

WE PLAN TO GROW RAPIDLY, AND IF WE FAIL TO ADEQUATELY MANAGE THAT GROWTH OUR BUSINESS COULD BE ADVERSELY IMPACTED.

      We have an aggressive growth plan that includes substantial and increasing investments in research and development, sales and marketing and facilities. Our plan has a number of risks, some of which we cannot control. For example:

      . we may need to generate higher revenues to cover a higher level of operating expenses, and our ability to do so may depend on factors that we do not control

      .   we may need to attract and assimilate a large number of new employees

      . we may need to manage complexities associated with a larger and faster growing organization

      . we will need to accurately anticipate demand for the products we manufacture and maintain adequate manufacturing capacity, and our ability to do so may depend on factors that we do not control

      Of course, there may be other risks and we cannot guarantee that we will be able to successfully manage these or other risks.

                   RISKS RELATED TO THE IMMUNEX ACQUISITION

THE VALUE OF OUR COMMON STOCK TO BE ISSUED TO IMMUNEX SHAREHOLDERS IN THE MERGER WILL FLUCTUATE.

      In the pending merger with Immunex Corporation, Immunex shareholders will receive .44 of a share of our stock and $4.50 in cash for each share of Immunex common stock they own. As a result of Immunex shareholders receiving a portion of the merger consideration in shares of our stock, the value of the merger consideration to be received by Immunex shareholders will depend on the market price of our stock at the time the merger is completed. The market price of our stock at the closing of the merger will likely vary from time to time. These variations may be caused by a number of factors, including changes in the businesses, operations or prospects of Amgen or Immunex, the timing of the merger, regulatory considerations, and general market and economic conditions. See "--Our stock price is volatile, which could adversely affect your investment." Additionally, the payment of our common stock to Immunex shareholders in connection with the merger would dilute the share ownership of our existing common stock holders and may affect the value of both our common stock and the LYONs. The merger consideration will not be adjusted for any increase or decrease in the market price of our stock or Immunex common stock.

WE MAY NOT REALIZE ALL OF THE ANTICIPATED BENEFITS OF THE MERGER.

      The success of the merger will depend, in part, on our ability to realize the anticipated synergies, cost savings, and growth opportunities from integrating the businesses of Immunex with the businesses of Amgen. Our success in realizing these benefits and the timing of this realization depend upon the successful integration of the operations of Immunex. The integration of two independent companies is a complex, costly, and time-consuming process. The difficulties of combining the operations of the companies include, among others:

      .   consolidating research and development and manufacturing operations

      .   retaining key employees

      .   consolidating corporate and administrative infrastructures

      .   coordinating sales and marketing functions

      . preserving our and Immunex's research and development, distribution, marketing, promotion, and other important relationships

      . minimizing the diversion of management's attention from ongoing business concerns

      .   coordinating geographically separate organizations

      We cannot assure you that the integration of Immunex with us will result in the realization of the full benefits anticipated by us to result from the merger.

OUR BUSINESS AND STOCK PRICE MAY BE ADVERSELY AFFECTED IF THE MERGER WITH IMMUNEX IS NOT COMPLETED.

      Our acquisition of Immunex is subject to several customary conditions, including obtaining clearance from governmental entities. If our acquisition of Immunex is not completed, we could be subject to a number of risks that may adversely affect our business and stock price, including:

      . the diversion of our management's attention from our day-to-day business and the disruption to our employees and our relationships with customers and joint venture partners as a result of efforts relating to the acquisition

      . the market price of shares of our stock may decline to the extent that the current market price reflects a market assumption that the acquisition will be completed

      . under certain circumstances, we could be required to pay Immunex a $475 million termination fee

      . we must pay costs related to the merger, such as legal and accounting fees and a portion of the investment banking fees, and, under certain circumstances, could be required to reimburse Immunex for up to $15 million of costs

      .   we would not realize the benefits we expect by acquiring Immunex

                                USE OF PROCEEDS

      We will not receive any proceeds from the sale of the LYONs or the shares of common stock offered by this prospectus. See "Selling Security Holders."

                                DIVIDEND POLICY

      No cash dividends have been paid on our common stock to date and we intend to utilize any earnings for the development of our business, including acquisitions, and for repurchases of our common stock. We have not paid, and we do not in the future intend to pay, dividends on our common stock. The payment of dividends by us is subject to the discretion of our board of directors and will depend on our and our subsidiaries' financial position, capital requirements and liquidity, contractual and legal requirements, results of operations and other factors.

                      RATIO OF EARNINGS TO FIXED CHARGES

      Amgen's ratio of earnings to fixed charges for each of the periods indicated is as follows:

                                   FISCAL YEAR ENDED DECEMBER 31,  THREE MONTHS
                                   -----------------------------  ENDED MARCH 31,
                                   1997   1998  1999  2000  2001       2002
                                   -----  ----- ----- ----- ----- ---------------
Ratio of earnings to fixed charges 45.1x  34.8x 45.3x 46.5x 46.3x      44.2x

      These computations include Amgen and its consolidated subsidiaries. For these ratios, "earnings" is computed by adding income before income taxes and fixed charges (excluding capitalized interest) and excluding Amgen Inc.'s share of income/losses in its equity method affiliates. Fixed charges consist of interest expense on indebtedness, capitalized interest, and an interest factor attributable to rentals.

                             DESCRIPTION OF LYONS

      We issued the LYONs under an indenture between us and LaSalle Bank National Association, as trustee. The following summary is not complete, and is subject to, and qualified by reference to, all of the provisions of the LYONs and the indenture. As used in this description, the words "we," "us," or "our" refer only to Amgen Inc., and do not include any current or future subsidiaries of Amgen Inc.

GENERAL

      The LYONs are limited to $3,950,000,000 aggregate principal amount at maturity. The LYONs will mature on March 1, 2032. The principal amount at maturity of each LYON is $1,000. The LYONs are payable at the office of the paying agent, which initially will be an office or agency of the trustee, or an office or agency maintained by us for such purpose.

      The LYONs are being offered at a substantial discount from their principal amount at maturity. We will not make periodic payments of interest on the LYONs, other than contingent interest payments, if any, and semiannual interest payments upon a Tax Event as described below. Each LYON was issued at an issue price of $714.23 per LYON. However, the LYONs will accrue original issue discount while they remain outstanding. Original issue discount is the difference between the issue price and the principal amount at maturity of a LYON. The calculation of the accrual of original issue discount will be on a semiannual bond equivalent basis using a 360-day year comprised of twelve 30-day months. The commencement date for the accrual of original issue discount was March 1, 2002.

      The LYONs are debt instruments subject to the contingent payment debt regulations. The LYONs were issued with original issue discount for United States federal income tax purposes, referred to herein as tax original issue discount. Even if we do not pay any cash interest (including any contingent interest) on the LYONs, holders are required to include accrued tax original issue discount in their gross income for United States federal income tax purposes. The rate at which the tax original issue discount will accrue will exceed the stated yield of 1.125% for the accrued original issue discount described above. See "Certain United States Federal Income Tax Considerations."

      Maturity, conversion, purchase by us at the option of a holder or redemption of a LYON will cause original issue discount, and contingent interest and semiannual interest, if any, to cease to accrue on such LYON. We may not reissue a LYON that has matured or been converted, purchased by us at the option of a holder, redeemed or otherwise cancelled, except for registration of transfer, conversion or replacement of such LYON.

      LYONs may be presented for conversion at the office of the conversion agent, and for exchange for LYONs in other denominations or registration of transfer at the office of the registrar, each such agent initially being the trustee. No service charge will be made for any registration of transfer of LYONs or exchange of LYONs for LYONs in other denominations. However, we may require the holder to pay any tax, assessment or other governmental charge payable as a result of such transfer or exchange.

RANKING OF LYONS

      The LYONs are unsecured and unsubordinated obligations of ours. The LYONs rank equal in right of payment to all of our existing and future unsecured and unsubordinated indebtedness. However, the LYONs are effectively subordinated to all existing and future obligations of our subsidiaries.

      In addition, if a holder surrenders LYONs for conversion and we fail to deliver the common stock we are required to deliver upon such conversion, and we then become the subject of bankruptcy proceedings, a holder's claim in respect of the LYONs could be subordinated to all of our existing and future obligations. Furthermore, it is unclear how such a subordinated claim would be valued. If a holder requires us to purchase all or a portion of its LYONs and we elect to deliver common stock in satisfaction of our obligations but fail to deliver such common stock, if we become the subject of bankruptcy proceedings, a holder may not be able to rescind its notice obligating us to purchase all or a portion of its LYONs, and a holder's claim may be subordinated to all of our existing and future obligations.

      As of May 15, 2002, we had approximately $3,151 million of senior indebtedness outstanding.

CONVERSION RIGHTS

      A holder may convert a LYON, in multiples of $1,000 principal amount at maturity, into common stock at any time before the close of business on March 1, 2032. However, if we call a LYON for redemption, a holder may convert a LYON only until the close of business on the second business day immediately preceding the redemption date. A LYON for which a holder has delivered a purchase notice or a change in control purchase notice requiring us to purchase the LYON may be converted only if such notice is withdrawn in accordance with the indenture.

      The initial conversion rate is 8.8601 shares of our common stock per LYON, subject to adjustment upon the occurrence of certain events described below. A holder of a LYON otherwise entitled to a fractional share will receive cash in an amount equal to the value of such fractional share based on the sale price, as defined below, on the trading day immediately preceding the conversion date.

      On conversion of a LYON, a holder will not receive any cash payment of interest representing accrued original issue discount or accrued tax original issue discount or, except as described below, contingent interest or semiannual interest. Our delivery to the holder of the full number of shares of our common stock for which the LYON is convertible, together with any cash payment for such holder's fractional shares, or cash in lieu of shares as described below, will be deemed:

      . to satisfy our obligation to pay the principal amount at maturity of the LYON;

      . to satisfy our obligation to pay accrued original issue discount attributable to the period from the issue date through the conversion date; and

      . to satisfy our obligation to pay accrued semiannual interest, if any, attributable to the period from the most recent interest payment date (or, if no interest payment date has occurred, from the Option Exercise Date) and accrued contingent interest, if any, attributable to the most recent accrual date.

      As a result, accrued original issue discount is deemed to be paid in full rather than cancelled, extinguished or forfeited.

      If contingent or semiannual interest is payable to holders of LYONs during any particular six-month period, and such LYONs are converted after the applicable accrual or record date therefor and prior to the next succeeding interest payment date, holders of such LYONs at the close of business on the accrual or record date will receive the contingent or semiannual interest payable on such LYONs on the corresponding interest payment date notwithstanding the conversion and such LYONs upon surrender must be accompanied by funds equal to the amount of contingent or semiannual interest payable on the principal amount of LYONs so converted, unless such LYONs have been called for redemption, in which case no such payment shall be required.

      To convert a LYON, a holder must:

      . complete and manually sign the conversion notice on the back of the LYON (or a facsimile thereof) and deliver the conversion notice to the conversion agent;

      .   surrender the LYON to the conversion agent;

      . if required by the conversion agent, furnish appropriate endorsements and transfer documents; and

      .   if required, pay all transfer or similar taxes.

      Pursuant to the indenture, the date on which all of the foregoing requirements have been satisfied is the conversion date.

      The conversion rate will not be adjusted for accrued original issue discount or any contingent interest. A certificate for the number of full shares of our common stock into which any LYON is converted, together with any cash payment for fractional shares, will be delivered through the conversion agent as soon as practicable following the conversion date. For a discussion of the tax treatment of a holder receiving shares of our common stock upon conversion, see "Certain United States Federal Income Tax Considerations--Sale, Exchange, Conversion or Redemption."

      The conversion rate will be adjusted for:

      . dividends or distributions on shares of our common stock payable in shares of common stock or other capital stock of ours;

      . subdivisions, combinations or certain reclassifications of shares of our common stock;

      . distributions to all holders of shares of our common stock of certain rights to purchase shares of our common stock for a period expiring within 60 days after the record date for such distribution at less than the sale price at the time; and

      . distributions to all holders of shares of our common stock of our assets (including shares of any subsidiary or business unit of ours) or debt securities or certain rights to purchase our securities (excluding cash dividends or other cash distributions from current or retained earnings unless the annualized amount thereof per share exceeds 5% of the sale price of the shares of our common stock on the day preceding the date of declaration of such dividend or other distribution).

      In the event we elect to make a distribution described in the third or fourth bullet of the preceding paragraph which, in the case of the fourth bullet, has a per share value equal to more than 15% of the sale price of shares of our common stock on the day preceding the declaration date for such distribution, we will be required to give notice to the holders of LYONs at least 20 days prior to the ex-dividend date for such distribution.

      In the event that we pay a dividend or make a distribution on shares of our common stock consisting of capital stock of, or similar equity interests in, a subsidiary or other business unit of ours, the conversion rate will be adjusted based on the market value of the securities so distributed relative to the market value of our common stock, in each case based on the average closing prices of those securities for the 10 trading days commencing on and including the fifth trading day after the date on which "ex-dividend trading" commences for such dividend or distribution on the principal United States securities exchange or market on which the securities are then listed or quoted.

      No adjustment to the conversion rate will be made if holders of LYONs will participate in the transaction without conversion or in certain other cases.

      If the shareholders rights plan under which any rights are issued provides that each share of common stock issued upon conversion of LYONs (or cash in lieu thereof) at any time prior to the distribution of separate certificates representing such rights will be entitled to receive such rights, there shall not be any adjustment to the conversion privilege or conversion rate as a result of:

      .   the issuance of the rights;

      .   the distribution of separate certificates representing the rights;

      . the exercise or redemption of such rights in accordance with any rights agreement; or

      .   the termination or invalidation of the rights.

      The indenture permits us to increase the conversion rate from time to time.

      If we are party to a consolidation, merger or binding share conversion or a transfer of all or substantially all of our assets, the right to convert a LYON into common stock will be changed into a right to convert it into the kind and amount of securities, cash or other assets of Amgen Inc. or another person which the holder would have received if the holder had converted the holder's LYON immediately prior to the transaction.

      In the event of:

      . a taxable distribution to holders of shares of our common stock which results in an adjustment of the conversion rate; or

      .   an increase in the conversion rate at our discretion,

the holders of LYONs may, in certain circumstances, be deemed to have received a distribution subject to United States federal income tax as a dividend. See "Certain United States Federal Income Tax Considerations--Constructive Dividends."

      If we exercise our option to have interest instead of original issue discount accrue on a LYON following a Tax Event, the holder will be entitled on conversion to receive the same number of shares of common stock the holder would have received if we had not exercised such option.

      If we exercise this option, LYONs surrendered for conversion by a holder during the period from the close of business on any regular record date to the opening of business of the next interest payment date, except for LYONs to be redeemed on a date within this period, must be accompanied by payment of an amount equal to the interest that the registered holder is to receive on the LYON.

      Except where LYONs surrendered for conversion must be accompanied by payment as described above, we will not pay interest on converted LYONs on any interest payment date subsequent to the Option Exercise Date. See "--Optional Conversion to Semiannual Coupon Note Upon Tax Event."

CONTINGENT INTEREST

      Subject to the accrual and record date provisions described below, we will pay contingent cash interest to the holders of LYONs during any six-month period from March 2 to September 1 and from September 2 to March 1 commencing on or after March 2, 2007, if the average market price of a LYON for the Applicable Five Trading Day Period equals 120% or more of the sum of the issue price and accrued original issue discount for such LYON to the day immediately preceding the relevant six-month period. See "--Redemption of LYONs at the Option of Amgen Inc." for some of these values. "Applicable Five Trading Day Period" means the five trading days ending on the second trading day immediately preceding the first day of the relevant six-month period, unless we declare a regular cash dividend for which the record date falls prior to the first day of a six-month period but the payment date falls within such six-month period, in which case the "Applicable Five Trading Day Period" means the five trading days ending on the second trading day immediately preceding such record date.

      The amount of contingent interest payable per LYON in respect of any quarterly period within a six-month period in which contingent interest is payable will equal the greater of (1) regular cash dividends paid by us per share on our common stock during that quarterly period multiplied by the number of shares of our common stock deliverable upon conversion of a LYON at the then applicable conversion rate or (2) .0625% of the average market price of a LYON for the Applicable Five Trading Day Period, provided that if we do not pay a regular cash dividend during a semiannual period, we will pay contingent interest semiannually at a rate of .125% of the average market price of a LYON for the Applicable Five Trading Day Period.

      Contingent interest, if any, will accrue and be payable to holders of LYONs as of the record date for the related regular cash dividend or, if no regular cash dividend is paid by us during a quarter within the relevant six-month period, to holders of LYONs as of the fifteenth day preceding the last day of the relevant six-month period. Such payments will be paid on the payment date of the related regular cash dividend or, if no cash dividend is paid by us during a quarter within the relevant six-month period, on the last day of the relevant six-month period. The original issue discount will continue to accrue at the yield to maturity whether or not contingent interest is paid.

      Regular cash dividends are quarterly or other periodic cash dividends on our common stock as declared by our board of directors as part of its cash dividend payment practices and that are not designated by them as extraordinary or special or other nonrecurring dividends. We have not paid, and we do not intend in the future to pay, dividends on our common stock.

      The market price of a LYON on any date of determination means the average of the secondary market bid quotations per LYON obtained by the bid solicitation agent for $10 million principal amount at maturity of LYONs at approximately 4:00 p.m., New York City time, on such determination date from three unaffiliated securities dealers we select, provided that if:

      . at least three such bids are not obtained by the bid solicitation agent, or

      . in our reasonable judgment, the bid quotations are not indicative of the secondary market value of the LYONs,

then the market price of a LYON will equal (1) the then applicable conversion rate of the LYONs multiplied by (2) the average sale price of our common stock on the five trading days ending on such determination date, appropriately adjusted.

      The bid solicitation agent will initially be LaSalle Bank National Association. We may change the bid solicitation agent, but the bid solicitation agent will not be our affiliate. The bid solicitation agent will solicit bids from securities dealers that are believed by us to be willing to bid for the LYONs.

      Upon determination that LYON holders will be entitled to receive contingent interest which may become payable during a relevant six-month period, on or prior to the start of such six-month period, we will issue a press release or publish such information on our web site on the World Wide Web or through such other public medium as we may use at that time.

REDEMPTION OF LYONS AT THE OPTION OF AMGEN INC.

      No sinking fund is provided for the LYONs. Prior to March 1, 2007, we will not have the option to redeem the LYONs. Beginning on March 1, 2007 we may redeem the LYONs for cash as a whole at any time, or in part from time to time. We will give not less than 15 days nor more than 60 days notice of redemption by mail to holders of LYONs. LYONs or portions of LYONs called for redemption will be convertible by the holder until the close of business on the second business day prior to the redemption date.

      The table below shows redemption prices of a LYON on March 1, 2007, at each March 1 thereafter prior to maturity and at maturity on March 1, 2032. These prices reflect the accrued original issue discount calculated to each such date. The redemption price of a LYON redeemed between such dates would include an additional amount reflecting the additional original issue discount accrued since the next preceding date in the table and until, but not including, the redemption date.

                                                          (2)
                                                  (1)   ACCRUED
                                                 LYON   ORIGINAL      (3)
                                                 ISSUE   ISSUE    REDEMPTION
  REDEMPTION DATE                                PRICE  DISCOUNT PRICE (1)+(2)
  ---------------                               ------- -------- -------------
  March 1:
  2007......................................... $714.23 $ 41.21    $  755.44
  2008.........................................  714.23   49.73       763.96
  2009.........................................  714.23   58.35       772.58
  2010.........................................  714.23   67.06       781.29
  2011.........................................  714.23   75.88       790.11
  2012.........................................  714.23   84.79       799.02
  2013.........................................  714.23   93.81       808.04
  2014.........................................  714.23  102.92       817.15
  2015.........................................  714.23  112.14       826.37
  2016.........................................  714.23  121.46       835.69
  2017.........................................  714.23  130.89       845.12
  2018.........................................  714.23  140.43       854.66
  2019.........................................  714.23  150.07       864.30
  2020.........................................  714.23  159.82       874.05
  2021.........................................  714.23  169.68       883.91
  2022.........................................  714.23  179.65       893.88
  2023.........................................  714.23  189.73       903.96
  2024.........................................  714.23  199.93       914.16
  2025.........................................  714.23  210.25       924.48
  2026.........................................  714.23  220.68       934.91
  2027.........................................  714.23  231.22       945.45
  2028.........................................  714.23  241.89       956.12
  2029.........................................  714.23  252.68       966.91
  2030.........................................  714.23  263.58       977.81
  2031.........................................  714.23  274.61       988.84
  At Stated Maturity...........................  714.23  285.77     1,000.00

      If the LYONs are converted to semiannual coupon notes following the occurrence of a Tax Event, the notes will be redeemable at the restated principal amount plus accrued and unpaid interest from the date of such conversion to but not including the redemption date. However, in no event will we have the option to redeem the LYONs or notes prior to March 1, 2007. See "--Optional Conversion to Semiannual Coupon Note Upon Tax Event."

      If we redeem less than all of the outstanding LYONs, the trustee shall select the LYONs to be redeemed in principal amounts at maturity of $1,000 or integral multiples of $1,000 by lot, pro rata or by any other method selected by the Trustee in its sole discretion. If a portion of a holder's LYONs is selected for partial redemption and the holder converts a portion of the LYONs, the converted portion shall be deemed to be the portion selected for redemption.

PURCHASE OF LYONS BY AMGEN INC. AT THE OPTION OF THE HOLDER

      On the purchase dates of March 1, 2005, March 1, 2007, March 1, 2012 and March 1, 2017, holders may require us to purchase any outstanding LYON for which a written purchase notice has been properly delivered by the holder and not withdrawn, subject to certain additional conditions. We may, in our sole discretion, provide the holders with additional rights to require us to purchase the LYONs on additional purchase dates. We will notify the holders if we elect to provide any such additional rights. Holders may submit their LYONs for purchase to the paying agent at any time from the opening of business on the date that is 20 business days prior to such purchase date until the close of business on such purchase date.

      The purchase price of a LYON will be:

      .   $738.68 per LYON on March 1, 2005;

      .   $755.44 per LYON on March 1, 2007;

      .   $799.02 per LYON on March 1, 2012; and

      .   $845.12 per LYON on March 1, 2017.

      These purchase prices equal the issue price plus accrued original issue discount to the purchase dates. We may, at our option, elect to pay the purchase price in cash, shares of our common stock, or any combination thereof. For a discussion of the tax treatment of a holder receiving cash, shares of common stock or any combination thereof, see "Certain United States Federal Income Tax Considerations--Sale, Exchange, Conversion or Redemption."

      If, prior to a purchase date, the LYONs have been converted to semiannual coupon notes following the occurrence of a Tax Event, the purchase price will be equal to the restated principal amount plus accrued and unpaid interest from the date of the conversion to the purchase date. See "--Optional Conversion to Semiannual Coupon Note Upon Tax Event."

      We are required to give notice on a date not less than 20 business days prior to each purchase date to all holders at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law, stating among other things:

      . whether we will pay the purchase price of LYONs in cash or our common stock or any combination thereof, specifying the percentages of each;

      . if we elect to pay in our common stock, the method of calculating the market price of the our common stock; and

      . the procedures that holders must follow to require us to purchase their LYONs.

      The purchase notice given by each holder electing to require us to purchase LYONs shall be given to the paying agent no later than the close of business on the purchase date and must state:

      . the certificate numbers of the holder's LYONs to be delivered for purchase;

      . the portion of the principal amount at maturity of LYONs to be purchased, which must be $1,000 or an integral multiple of $1,000;

      . that the LYONs are to be purchased by us pursuant to the applicable provisions of the LYONs; and

      . in the event we elect, pursuant to the notice that we are required to give, to pay the purchase price in our common stock, in whole or in part, but the purchase price is ultimately to be paid to the holder entirely in cash because any of the conditions to payment of the purchase price or portion of the purchase price in such common stock is not satisfied prior to the close of business on the purchase date, as described below, whether the holder elects:

          (1)to withdraw the purchase notice as to some or all of the LYONs to which it relates, or

          (2)to receive cash in respect of the entire purchase price for all LYONs or portions of LYONs subject to such purchase notice.

      If the holder fails to indicate the holder's choice with respect to the election described in the final bullet point above, the holder shall be deemed to have elected to receive cash in respect of the entire purchase price for all LYONs subject to the purchase notice in these circumstances.

      Any purchase notice may be withdrawn by the holder by a written notice of withdrawal delivered to the paying agent prior to the close of business on the purchase date. The notice of withdrawal shall state:

      .   the principal amount at maturity of the LYONs being withdrawn;

      .   the certificate numbers of the LYONs being withdrawn; and

      . the principal amount at maturity, if any, of the LYONs that remain subject to the purchase notice.

      If we elect to pay the purchase price, in whole or in part, in shares of our common stock, the number of shares of our common stock to be delivered by us shall be equal to the portion of the purchase price to be paid in our common stock divided by the market price of one share of our common stock. We will pay cash based on the market price for all fractional shares of our common stock in the event we elect to deliver our common stock in payment, in whole or in part, of the purchase price.

      The "market price" means the average of the sale prices of our common stock for the five trading day period ending on the third business day prior to the applicable purchase date. If the third business day prior to the applicable purchase date is not a trading day, the five trading day period shall end on the last trading day prior to such third business day. We will appropriately adjust the market price to take into account the occurrence, during the period commencing on the first of such trading days during such five trading day period and ending on such purchase date, of certain events that would result in an adjustment of the conversion rate with respect to the common stock.

      The "sale price" of our common stock on any date means the closing per share sale price (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on such date as reported in composite transactions for the principal United States securities exchange on which our common stock is traded or, if our common stock is not listed on a United States national or regional securities exchange, as reported by the National Association of Securities Dealers Automated Quotation System or by the National Quotation Bureau Incorporated. In the absence of a quotation, we will determine the sale price on the basis of such quotation as we consider appropriate in our reasonable discretion.

      Because the market price of the common stock is determined prior to the applicable purchase date, holders of LYONs bear the market risk with respect to the value of our common stock to be received from the date such market price is determined to such purchase date. We may pay the purchase price or any portion of the purchase price in our common stock only if the information necessary to calculate the market price is published in a daily newspaper of national circulation.

      Upon determination of the actual number of shares of our common stock to be delivered for each $1,000 principal amount at maturity of LYONs in accordance with the foregoing provisions, we will issue a press release or publish such information on our web site on the World Wide Web or through such other public medium as we may use at that time.

      In addition to the above conditions, our right to purchase LYONs, in whole or in part, with our common stock is subject to our satisfying various conditions, including:

      . listing such common stock on the principal United States securities exchange on which our common stock is then listed;

      . the registration of our common stock under the Securities Act and the Exchange Act, if required; and

      . any necessary qualification or registration under applicable state securities law or the availability of an exemption from such qualification and registration.

      If such conditions are not satisfied with respect to a holder prior to the close of business on the purchase date, we will pay the purchase price of the LYONs to the holder entirely in cash. We may not change the form or components or percentages of components of consideration to be paid for the LYONs once we have given the notice that we are required to give to holders of LYONs, except as described in the first sentence of this paragraph.

      In connection with any purchase offer, to the extent required by applicable law, we will:

      . comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act which may then apply;

      . file a Schedule TO or any other required schedule under the Exchange Act; and

      . otherwise comply with all federal and state securities laws as necessary under the indenture to effect a purchase of LYONs by us at the option of a holder.

      Our obligation to pay the purchase price for a LYON for which a purchase notice has been delivered and not validly withdrawn is conditioned upon delivery of the LYON, together with all necessary endorsements, to the paying agent at any time after delivery of the purchase notice. Payment of the purchase price, plus accrued and unpaid contingent interest or semiannual interest, if any, for the LYON will be made promptly following the later of the purchase date or the time of delivery of the LYON.

      If the paying agent holds money or securities sufficient to pay the purchase price of and any accrued and unpaid contingent interest on the LYON on the business day following the purchase date in accordance with the terms of the indenture, then, immediately after the purchase date, the LYON will cease to be outstanding and original issue discount, and semiannual and contingent interest, if any, on such LYON will cease to accrue, whether or not the LYON is delivered to the paying agent. Thereafter, all other rights of the holder shall terminate, other than the right to receive the purchase price and any accrued and unpaid contingent interest upon delivery of the LYON.

      Our ability to purchase LYONs with cash may be limited by the terms of our then existing borrowing agreements, as well as the amount of funds available to us to fund any such purchases.

      No LYONs may be purchased for cash at the option of holders if there has occurred and is continuing an event of default with respect to the LYONs, other than a default in the payment of the purchase price with respect to such LYONs.

CHANGE IN CONTROL PERMITS PURCHASE OF LYONS BY AMGEN INC. AT THE OPTION OF THE HOLDER

      In the event of any change in control, as defined below, occurring on or prior to March 1, 2007, each holder will have the right, at the holder's option, subject to the terms and conditions of the indenture, to require us to purchase for cash all or any portion of the holder's LYONs in integral multiples of $1,000 principal amount at maturity at a price for each $1,000 principal amount at maturity of such LYONs equal to the issue price of such LYON plus the accrued original issue discount to the purchase date.

      We are required to purchase the LYONs as of the date that is no later than 35 business days after the occurrence of such change in control (a "change in control purchase date") at a cash price equal to the issue price plus accrued original issue discount to the change of control purchase date.

      If prior to a change in control purchase date the LYONs have been converted to semiannual coupon notes following the occurrence of a Tax Event, we are required to purchase the notes at a cash price equal to the restated principal amount plus accrued and unpaid interest from the Option Exercise Date to the change in control purchase date.

      Within 15 business days after the occurrence of a change in control, we are obligated to mail to the trustee and to all holders of LYONs at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law, a notice regarding the change in control, which notice shall state, among other things:

      .   the events causing a change in control;

      .   the date of such change in control;

      .   the last date on which the purchase right may be exercised;

      .   the change in control purchase price;

      .   the change in control purchase date;

      .   the name and address of the paying agent and the conversion agent;

      .   the conversion rate and any adjustments to the conversion rate;

      . that LYONs with respect to which a change in control purchase notice is given by the holder may be converted only if the change in control purchase notice has been withdrawn in accordance with the terms of the indenture; and

      .   the procedures that holders must follow to exercise these rights.

      To exercise this right, the holder must deliver a written notice to the paying agent prior to the close of business on the change in control purchase date. The required purchase notice upon a change in control shall state:

      .   the certificate numbers of the LYONs to be delivered by the holder;

      . the portion of the principal amount at maturity of LYONs to be purchased, which portion must be $1,000 or an integral multiple of $1,000; and

      . that we are to purchase such LYONs pursuant to the applicable provisions of the LYONs.

      A holder may withdraw any change in control purchase notice by delivering to the paying agent a written notice of withdrawal prior to the close of business on the change in control purchase date. The notice of withdrawal shall state:

      .   the principal amount at maturity being withdrawn;

      .   the certificate numbers of the LYONs being withdrawn; and

      . the principal amount at maturity, if any, of the LYONs that remain subject to a change in control purchase notice.

      Our obligation to pay the change in control purchase price for a LYON for which a change in control purchase notice has been delivered and not validly withdrawn is conditioned upon delivery of the LYON, together with all necessary endorsements, to the paying agent at any time after the delivery of such change in control purchase notice. Payment of the change in control purchase price plus accrued and unpaid contingent interest and semiannual interest, if any, for such LYON will be made promptly following the later of the change in control purchase date or the time of delivery of such LYON.

      If the paying agent holds money sufficient to pay the change in control purchase price of and any accrued and unpaid contingent interest and semiannual interest on the LYON on the business day following the change in control purchase date in accordance with the terms of the indenture, then, immediately after the change in control purchase date, original issue discount, and semiannual and contingent interest, if any, on such LYON will cease to accrue, whether or not the LYON is delivered to the paying agent, and all other rights of the holder shall terminate, other than the right to receive the change in control purchase price and any accrued and unpaid contingent interest and semiannual interest upon delivery of the LYON.

      Under the indenture, a "change in control" occurs in the following situations:

      . any person or group, other than Amgen Inc., its subsidiaries or any employee benefit plan of Amgen Inc. or its subsidiaries, files a
          Schedule 13D or Schedule TO (or any successor schedule, form or report) pursuant to the Exchange Act disclosing that such person has become the beneficial owner of 50% or more of the voting power of our common stock then outstanding or other capital stock into which our common stock is reclassified or changed, with certain exceptions; or

      . Amgen Inc. consolidates with or merges with or into another person (other than a subsidiary of Amgen Inc.), or sells, conveys, transfers or leases all or substantially all of its properties and assets to any person (other than a subsidiary of Amgen Inc.), or any person (other than a subsidiary of Amgen Inc.) consolidates with or merges with or into Amgen Inc., and the outstanding voting common stock of Amgen Inc. is reclassified into, converted for or converted into the right to receive any property or security, provided that none of these circumstances will be a change in control if the persons that beneficially own the voting stock of Amgen Inc. immediately prior to the transaction own, directly or indirectly, shares with a majority of the total voting power of all outstanding voting securities of the surviving or transferee person that are entitled to vote generally in the election of that person's board of directors, managers or trustees immediately after the transaction.

      For purposes of defining a change in control:

      .   the term "person" and the term "group" have the meanings given by
          Section 13(d) and 14(d) of the Exchange Act or any successor provisions;

      . the term "group" includes any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act or any successor provision; and

      . the term "beneficial owner" is determined in accordance with Rules 13d-3 and 13d-5 under the Exch ange Act or any successor provisions, except that a person will be deemed to have beneficial ownership of all shares that person has the right to acquire irrespective of whether that right is exercisable immediately or only after the passage of time.

      The indenture does not permit us to waive our obligation to purchase LYONs at the option of holders in the event of a change in control.

      In connection with any purchase offer in the event of a change in control, to the extent required by applicable law, we will:

      . comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act which may then be applicable;

      . file a Schedule TO or any other required schedule under the Exchange Act; and

      . otherwise comply with all federal and state securities laws as necessary under the indenture to effect a change in control purchase of LYONs by us at the option of a holder.

      The change in control purchase feature of the LYONs may in certain circumstances make more difficult or discourage a takeover of Amgen Inc. The change in control purchase feature, however, is not part of a plan by our management to adopt anti-takeover provisions nor is it the result of such management's knowledge of any specific effort:

      .   to accumulate shares of Amgen Inc. common stock; or

      . to obtain control of Amgen Inc. by means of a merger, tender offer, solicitation or otherwise that is part of a plan by management to adopt a series of anti-takeover power provisions.

      Instead, the change in control purchase feature is a standard term contained in other LYONs offerings that have been marketed by Merrill Lynch. The terms of the change in control purchase feature resulted from negotiations between Merrill Lynch and us.

      We could, in the future, enter into certain transactions, including certain recapitalizations, that would not constitute a change in control with respect to the change in control purchase feature of the LYONs, but that would increase the amount of our outstanding indebtedness or the outstanding indebtedness of our subsidiaries.

      No LYONs may be purchased by us at the option of holders upon a change in control if there has occurred and is continuing an event of default with respect to the LYONs, other than a default in the payment of the change in control purchase price with respect to the LYONs.

OPTIONAL CONVERSION TO SEMIANNUAL COUPON NOTE UPON TAX EVENT

      From and after the date of the occurrence of a Tax Event, we will have the option to elect to pay interest in lieu of future accrual of original issue discount at a rate of 1.125% per year, compounded semiannually, on a principal amount per LYON (the "restated principal amount") equal to the issue price plus original issue discount accrued to the Option Exercise Date.

      Such interest shall accrue from the Option Exercise Date and will be payable semiannually on the interest payment dates of March 1 and September 1 of each year to holders of record at the close of business on February 14 or August 17 immediately preceding the interest payment date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Interest will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the Option Exercise Date. In the event that we exercise our option to pay interest in lieu of accruing original issue discount, the redemption price, purchase price and change in control purchase price on the LYONs will be adjusted, and no future contingent interest payments will be made. However, there will be no changes in the holder's conversion rights.

      A "Tax Event" means that we shall have received an opinion from independent tax counsel experienced in such matters to the effect that, on or after the date of this prospectus, as a result of:

      . any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or

      . any amendment to, or change in, an interpretation or application of such laws or regulations by any legislative body, court, governmental agency or regulatory authority,

in each case which amendment or change is enacted, promulgated, issued or announced or which interpretation is issued or announced or which action is taken on or after the date of this prospectus, there is more than an insubstantial risk that amounts that we are treating as interest on the LYONs for United States federal income tax purposes as described under "Certain United States Federal Income Tax Considerations" (including tax original issue discount and contingent interest, if any) either:

       (1)would not be deductible on a current accrual basis, or

       (2)would not be deductible under any other method,

in either case in whole or in part, by us (by reason of deferral, disallowance, or otherwise) for United States federal income tax purposes.

      If a proposal were ever enacted and made applicable to the LYONs in a manner that would limit our ability to deduct such amounts on a current accrual basis under any other method for United States federal income tax purposes, such enactment would result in a Tax Event and the terms of the LYONs would be subject to modification at our option as described above.

      The modification of the terms of LYONs by us upon a Tax Event as described above could alter the timing of income recognition by holders of the LYONs with respect to the semiannual payments of interest due on the LYONs after the Option Exercise Date. See "Certain United States Federal Income Tax Considerations."

MERGER AND SALES OF ASSETS BY AMGEN INC.

      The indenture provides that we may consolidate with or merge into any other person or convey, transfer or lease our properties and assets substantially as an entirety to another person, provided that:

      . the resulting, surviving or transferee person (if other than Amgen Inc.) is organized and existing under the laws of the United States, any state thereof or the District of Columbia;

      . such person assumes all obligations of Amgen Inc. under the LYONs and the indenture; and

      . Amgen Inc. or such successor person is not immediately thereafter in default under the indenture.

      Upon the assumption of the obligations of Amgen Inc. by such a person in such circumstances, subject to certain exceptions, Amgen Inc. will be discharged from all obligations under the LYONs and the indenture. Although such transactions are permitted under the indenture, certain of the foregoing transactions occurring on or prior to March 1, 2007 could constitute a change in control of Amgen Inc. permitting each holder to require Amgen Inc. or such successor person to purchase the LYONs of such holder as described above.

EVENTS OF DEFAULT

      The following are events of default for the LYONs:

      . default in payment of the principal amount at maturity (or if the LYONs have been converted to semiannual coupon notes following a Tax Event, the restated principal amount), accrued original issue discount, redemption price, purchase price or change in control purchase price with respect to any LYON when such becomes due and payable;

      . default in payment of any contingent interest or of interest which becomes payable after the LYONs have been converted to semiannual coupon notes following the occurrence of a Tax Event, which default, in either case, continues for 30 days;

      . our failure to comply with any of our other agreements in the LYONs or the indenture upon receipt by us of notice of such default by the trustee or by holders of not less than 25% in aggregate principal amount at maturity of the LYONs then outstanding and our failure to cure (or obtain a waiver of) such default within 60 days after we receive such notice;

      . (A) our failure to make any payment by the end of any applicable grace period after maturity of indebtedness, which term as used in the indenture means obligations (other than nonrecourse obligations) of Amgen Inc. for borrowed money or evidenced by bonds, debentures, notes or similar instruments ("Indebtedness") in an amount in excess of $50,000,000 and continuance of such failure, or (B) the acceleration of Indebtedness in an amount in excess of $50,000,000 because of a default with respect to such Indebtedness without such Indebtedness having been discharged or such acceleration having been cured, waived, rescinded or annulled in case of (A) above, for a period of 30 days after written notice to us by the trustee or to us and the trustee by the holders of not less than 25% in aggregate principal amount at maturity of the LYONs then outstanding. However, if any such failure or acceleration referred to in (A) or (B) above shall cease or be cured, waived, rescinded or annulled, then the event of default by reason thereof shall be deemed not to have occurred; or

      . certain events of bankruptcy or insolvency affecting us or any of our "significant subsidiaries" (as such term is defined under Regulation S-X under the Securities Act).

      If an event of default shall have happened and be continuing, either the trustee or the holders of not less than 25% in aggregate principal amount at maturity of the LYONs then outstanding may declare the issue price of the LYONs plus the original issue discount on the LYONs accrued through the date of such declaration, and any accrued and unpaid contingent interest or semiannual interest through the date of such declaration, to be immediately due and payable. In the case of certain events of bankruptcy or insolvency, the issue price of the LYONs plus the original issue discount and any unpaid contingent or semiannual interest accrued thereon through the occurrence of such event shall automatically become and be immediately due and payable. If the LYONs have been converted to semiannual coupon notes following the occurrence of a Tax Event, the amount due on an acceleration will be the restated principal amount plus accrued and unpaid interest.

BOOK-ENTRY SYSTEM

      The LYONs are only issued in the form of global securities held in book-entry form. DTC or its nominee is the sole registered holder of the LYONs for all purposes under the indenture. Owners of beneficial interests in the LYONs represented by the global securities hold their interests pursuant to the procedures and practices of DTC. As a result, beneficial interests in any such securities are shown on, and transfers are effected only through, records maintained by DTC and its direct and indirect participants and any such interest may not be converted for certificated securities, except in limited circumstances. Owners of beneficial interests must exercise any rights in respect of their interests, including any right to convert or require purchase of their interests in the LYONs, in accordance with the procedures and practices of DTC. Beneficial owners are not holders and will not be entitled to any rights provided to the holders of LYONs under the global securities or the indenture. Amgen Inc. and the trustee, and any of their respective agents, may treat DTC as the sole holder and registered owner of the global securities.

ISSUANCE OF CERTIFICATED SECURITIES FOR GLOBAL SECURITIES

      LYONs represented by one or more global securities are exchangeable for LYONs represented by certificated securities in registered form with the same terms only if:

      . DTC is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days;

      . we decide to discontinue use of the system of book-entry transfer through DTC (or any successor depositary); or

      .   a default under the indenture occurs and is continuing.

      DTC has advised us as follows: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC facilitates the settlement of transactions among its participants through electronic computerized book-entry changes in participants' accounts, eliminating the need for physical movement of securities certificates. DTC participants include securities brokers and dealers, including Merrill Lynch, banks, trust companies, clearing corporations and other organizations, some of whom and/or their representatives own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

MODIFICATION

      We and the trustee may enter into supplemental indentures that add, change or eliminate provisions of the indenture or modify the rights of the holders of the LYONs with the consent of the holders of at least a majority in principal amount at maturity of the LYONs then outstanding. However, without the consent of each holder affected thereby, no supplemental indenture may:

      . alter the manner of calculation or rate of accrual of original issue discount or interest (including semiannual or contingent interest) on any LYON or extend the time of payment;

      . make any LYON payable in money or securities other than that stated in the LYON;

      .   change the stated maturity of any LYON;

      . reduce the principal amount at maturity, issue price, restated principal amount, redemption price, purchase price or change in control purchase price with respect to any LYON;

      . make any change that adversely affects the right of a holder to convert any LYON;

      . make any change that adversely affects the right to require us to purchase a LYON;
      . impair the right to convert or receive payment with respect to the LYONs or the right to institute suit for the enforcement of any payment with respect to, or conversion of, the LYONs; or

      . change the provisions in the indenture that relate to modifying or amending the indenture.

      Without the consent of any holder of LYONs, we and the trustee may enter into supplemental indentures for any of the following purposes:

      . to evidence a successor to us and the assumption by that successor of our obligations under the indenture and the LYONs;

      . to add to our covenants for the benefit of the holders of the LYONs or to surrender any right or power conferred upon us;

      .   to secure our obligations in respect of the LYONs and the indenture;

      . to make any changes or modifications to the indenture necessary in connection with the registration of the LYONs under the Securities Act and the qualification of the LYONs under the Trust Indenture Act as contemplated by the indenture;

      .   to cure any ambiguity, defect or inconsistency in the indenture; and

      . to provide the holders with additional rights to require us to purchase the LYONs on additional purchase dates.

      Notwithstanding the foregoing, no supplemental indenture entered into pursuant to the second, third, fourth or fifth bullets of the preceding paragraph may be entered into without the consent of the holders of a majority in principal amount at maturity of the LYONs, however, if such supplemental indenture may materially and adversely affect the interests of the holders of the LYONs.

      The holders of a majority in principal amount at maturity of the outstanding LYONs may, on behalf of the holders of all LYONs, (i) waive compliance by us with restrictive provisions of the indenture, as detailed in the indenture; and (ii) waive any past default under the indenture and its consequences, except a default in the payment of the principal amount at maturity, issue price, accrued and unpaid semiannual or contingent interest, accrued original issue discount, redemption price, purchase price or change in control purchase price or obligation to deliver shares of common stock upon conversion with respect to any LYON or in respect of any provision which under the indenture cannot be modified or amended without the consent of the holder of each outstanding LYON affected.

DISCHARGE OF THE INDENTURE

      We may satisfy and discharge our obligations under the indenture by delivering to the trustee for cancellation all outstanding LYONs or by depositing with the trustee, the paying agent or the conversion agent, if applicable after the LYONs have become due and payable, whether at stated maturity, or any redemption date, any purchase date, or a change in control purchase date, or upon conversion or otherwise, cash or shares of our common stock or government obligations (as applicable under the terms of the indenture) sufficient to pay all of the outstanding LYONs and paying all other sums payable under the indenture by us.

CALCULATIONS IN RESPECT OF LYONS

      We are responsible for making all calculations called for under the LYONs. These calculations include, but are not limited to, determination of the market prices of the LYONs and of our common stock and amounts of contingent interest payments, if any, payable on the LYONs. We make all these calculations in good faith and, absent manifest error, our calculations are final and binding on holders of LYONs. We will provide a schedule of our calculations to the trustee, and the trustee is entitled to rely upon the accuracy of our calculations without independent verification.

LIMITATIONS OF CLAIMS IN BANKRUPTCY

      If a bankruptcy proceeding is commenced in respect of Amgen Inc., the claim of the holder of a LYON is, under Title 11 of the United States Code, limited to the issue price of the LYON plus that portion of the original issue discount that has accrued from the date of issue to the commencement of the proceeding, plus contingent interest and semiannual interest, if any, accrued after a Tax Event. In addition, the holders of the LYONs are effectively subordinated to the indebtedness and other obligations of our subsidiaries.

INFORMATION CONCERNING THE TRUSTEE

      LaSalle Bank National Association is the trustee, registrar, paying agent and conversion agent under the indenture. We may maintain deposit accounts and conduct other banking transactions with the trustee in the normal course of business.

GOVERNING LAW

      The indenture and the LYONs are governed by, and construed in accordance with, the law of the State of New York.

                       DESCRIPTION OF OUR CAPITAL STOCK

      The following description of our capital stock is summarized from, and qualified in its entirety by reference to, Amgen's certificate of incorporation, as amended, which has been publicly filed with the SEC. See "Where You Can Find More Information."

      Our authorized capital stock consists of:

      .   2,750,000,000 shares of common stock, $0.0001 par value; and

      . 5,000,000 shares of preferred stock, $0.0001 par value of which 687,500 shares are designated as Series A Junior Participating Preferred Stock.

      The only equity securities currently outstanding are shares of common stock. As of March 31, 2002, there were 1,038,989,468 shares of common stock issued and outstanding.

COMMON STOCK

      Each holder of our common stock is entitled to one vote per share on all matters to be voted upon by our stockholders. Upon any liquidation, dissolution or winding up of our business, the holders of our common stock are entitled to share equally in all assets available for distribution after payment of all liabilities, subject to the liquidation preference of shares of preferred stock, if any, then outstanding. Our common stock has no preemptive or conversion rights. All outstanding shares of common stock are fully paid and non-assessable. Our common stock is listed on the Nasdaq National Market System under the symbol "AMGN."

PREFERRED STOCK

      Pursuant to our certificate of incorporation, our board of directors may, by resolution and without further action or vote by our stockholders, provide for the issuance of up to 5,000,000 shares of preferred stock from time to time in one or more series having such voting powers, and such designations, preferences, and relative, participating, optional, or other special rights and qualifications, limitations, or restrictions thereof, as the board of directors may determine.

      The issuance of preferred stock may have the effect of delaying or preventing a change in control of us without further action by our stockholders. The issuance of shares of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of our common stock.

RIGHTS AGREEMENT AND SERIES A JUNIOR PARTICIPATORY PREFERRED STOCK

      Each share of our common stock, including those that may be issued upon conversion of the LYONs, carries with it one preferred share purchase right. If the rights become exercisable, each right entitles the registered holder to purchase from us one four-thousandth of a share of Series A Junior
Participatory Preferred Stock at a fixed price, subject to adjustment. Until a right is exercised, the holder of the right has no right to vote or receive dividends or any other rights as a stockholder as a result of holding the right.

      The rights trade automatically with shares of our common stock, and may only be exercised in connection with certain attempts to take over our company. The rights are designed to protect the interests of our company and our stockholders against coercive takeover tactics and encourage potential acquirors to negotiate with our board of directors before attempting a takeover. The rights may, but are not intended to, deter takeover proposals that may be in the interests of our stockholders. The description and terms of the rights are set forth in an amended and restated rights agreement, dated as of December 12, 2000, as the same may be amended from time to time, between us and the American Stock Transfer & Trust Company, as rights agent.

DIVIDENDS

      Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled ratably to receive dividends, if any, declared by our board of directors out of funds legally available for the payment of dividends. We have not paid dividends to date and do not expect to pay any dividends in the foreseeable future.

ANTI-TAKEOVER EFFECTS OF DELAWARE LAW

      We are subject to the provisions of Section 203 of the Delaware General Corporation Law. Under Section 203, we would generally be prohibited from engaging in any business combination with any interested stockholder for a period of three years following the time that this stockholder became an interested stockholder unless:

      . prior to this time, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

      . upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers, and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

      . at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66?% of the outstanding voting stock that is not owned by the interested stockholder.

      Under Section 203, a "business combination" includes:

      . any merger or consolidation involving the corporation and the interested stockholder;

      . any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholders;

      . any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholders, subject to limited exceptions;

      . any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

      . the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

      In general, Section 203 defines an interested stockholder as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

TRANSFER AGENT

      The transfer agent and registrar for our common stock is the American Stock Transfer & Trust Company.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

GENERAL

      This is a summary of certain United States federal income tax consequences relevant to holders of LYONs. This summary is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change (including retroactive changes) or possible differing interpretations. The discussion below deals only with LYONs held as capital assets for United States federal income tax purposes and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, dealers in securities or currencies, tax-exempt entities, persons holding LYONs in a tax-deferred or tax-advantaged account, or persons holding LYONs as a hedge against currency risks, as a position in a "straddle" or as part of a "hedging" or "conversion" transaction for tax purposes.

      We do not address all of the tax consequences that may be relevant to an investor in LYONs. In particular, we do not address:

      . the United States federal income tax consequences to shareholders in, or partners or beneficiaries of, an entity that is a holder of LYONs;

      . the United States federal estate, gift or alternative minimum tax consequences of the purchase, ownership or disposition of LYONs;

      . U.S. holders (as defined below) whose functional currency is not the United States dollar;

      . any state, local or foreign tax consequences of the purchase, ownership or disposition of LYONs; or

      . any United States federal, state, local or foreign tax consequences of owning or disposing of Amgen Inc.'s common stock.

      Persons considering the purchase of the LYONs should consult their own tax advisors concerning the application of the United States federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the LYONs arising under the laws of any other taxing jurisdiction.

      A U.S. holder is a beneficial owner of the LYONs who or which is:

      .   a citizen or individual resident of the United States, as defined in
          Section 7701(b) of the Internal Revenue Code of 1986, as amended (which we refer to as the Code);

      . a corporation, including any entity treated as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

      . an estate if its income is subject to United States federal income taxation regardless of its source; or

      . a trust if (1) a United States court can exercise primary supervision over its administration and (2) one or more United States persons have the authority to control all of its substantial decisions.

      Notwithstanding the preceding sentence, certain trusts in existence on August 20, 1996, and treated as U.S. persons prior to such date, may also be treated as U.S. holders. A Non-U.S. holder is a beneficial owner of LYONs other than a U.S. holder or a partnership.

      No statutory or judicial authority directly addresses the treatment of the LYONs or instruments similar to the LYONs for United States federal income tax purposes. The Internal Revenue Service (which we refer to as the IRS) has recently issued a revenue ruling with respect to instruments similar to the LYONs. To the extent it addresses the issue, this ruling supports certain aspects of the treatment described below. No ruling has been or is expected to be sought from the IRS with respect to the United States federal income tax consequences of the issues that are not addressed in the recently released revenue ruling. The IRS would not be precluded from taking contrary positions. As a result, no assurance can be given that the IRS will agree with all of the tax characterizations and the tax consequences described below.

      WE URGE PROSPECTIVE INVESTORS TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE LYONS AND AMGEN INC.'S COMMON STOCK IN LIGHT OF THEIR OWN PARTICULAR CIRCUMSTANCES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES FEDERAL OR OTHER TAX LAWS.

CLASSIFICATION OF THE LYONS

      We have received an opinion from our special tax counsel, Shearman & Sterling, that the LYONs will be treated as indebtedness for United States federal income tax purposes and that the LYONs will be subject to the special regulations governing contingent payment debt instruments (which we refer to as the CPDI regulations). Pursuant to the terms of the indenture, we and each holder of the LYONs agree, for United States federal income tax purposes, to treat the LYONs as debt instruments that are subject to the CPDI regulations.

      In addition, under the indenture, each holder will be deemed to have agreed to treat the fair market value of our common stock received by such holder upon conversion as a contingent payment and to accrue interest with respect to the LYONs as original issue discount for United States federal income tax purposes according to the "noncontingent bond method," set forth in section 1.1275-4(b) of the Treasury Regulations, using the comparable yield (as defined below) compounded semiannually and the projected payment schedule (as defined below) determined by us. The application of the CPDI regulations to instruments such as the LYONs is uncertain in several respects, and, as a result, no assurance can be given that the IRS or a court will agree with the treatment described herein. Any differing treatment could affect the amount, timing and character of income, gain or loss in respect of an investment in the LYONs. In particular, a holder might be required to accrue interest income at a higher or lower rate, might not recognize income, gain or loss upon conversion of the LYONs into common stock, and might recognize capital gain or loss upon a taxable disposition of the LYONs. Holders should consult their tax advisors concerning the tax treatment of holding the LYONs.

ACCRUAL OF INTEREST ON THE LYONS

      Pursuant to the CPDI regulations, a U.S. holder will be required to accrue interest income on the LYONs, in the amounts described below, regardless of whether the U.S. holder uses the cash or accrual method of tax accounting. Accordingly, U.S. holders will be required to include interest in taxable income in each year in excess of the accruals on the LYONs for non-tax purposes and in excess of any contingent interest payments actually received in that year.

      If a U.S. holder purchases a LYON for a price equal to the adjusted issue price (as defined below) of the LYON, such holder must accrue an amount of ordinary interest income, as original issue discount for United States federal income tax purposes, for each accrual period prior to and including the maturity date of the LYON that equals:

      (1) the product of (i) the adjusted issue price of the LYON as of the beginning of the accrual period, and (ii) the comparable yield to maturity (as defined below) of the LYON, adjusted for the length of the accrual period;

      (2) divided by the number of days in the accrual period; and

      (3) multiplied by the number of days during the accrual period that the U.S. holder held the LYON.

      A LYON's issue price is the first price at which a substantial amount of the LYONs is sold to the public, excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The adjusted issue price of a LYON is its issue price increased by any interest income previously accrued, determined without regard to any adjustments to interest accruals described below, and decreased by the projected amount of any payments on the LYON for previous accrual periods.

      Shearman & Sterling, our special tax counsel, has advised us that the term "comparable yield" means the annual yield we would pay, as of the initial issue date, on a fixed-rate, nonconvertible debt security with no contingent payments, but with terms and conditions otherwise comparable to those of the LYONs. Based in part on that advice, we intend to take the position that the comparable yield for the LYONs is 5.63%, compounded semiannually. The precise manner of calculating the comparable yield is not entirely clear.

      The CPDI regulations require that we provide to U.S. holders, solely for United States federal income tax purposes, a schedule of the projected amounts of payments, which we refer to as projected payments, on the LYONs. This schedule must produce the comparable yield. The projected payment schedule includes estimates for certain contingent interest payments and an estimate for a payment at maturity taking into account the conversion feature. In this connection, the fair market value of any common stock (and cash, if any) received by a holder upon conversion will be treated as a contingent payment.

      The comparable yield and the schedule of projected payments is set forth in the indenture. U.S. holders may also obtain the projected payment schedule by submitting a written request for such information to: Amgen Inc., One Amgen Center Drive, Thousand Oaks, California 91320-1799; Attention: Corporate Secretary.

      THE COMPARABLE YIELD AND THE SCHEDULE OF PROJECTED PAYMENTS ARE NOT DETERMINED FOR ANY PURPOSE OTHER THAN FOR THE DETERMINATION OF A U.S. HOLDER'S INTEREST ACCRUALS AND ADJUSTMENTS THEREOF IN RESPECT OF THE LYONS FOR UNITED STATES FEDERAL INCOME TAX PURPOSES AND DO NOT CONSTITUTE A PROJECTION OR REPRESENTATION REGARDING THE ACTUAL AMOUNTS PAYABLE ON THE LYONS.

      Amounts treated as interest under the CPDI regulations are treated as original issue discount for all purposes of the Code.

ADJUSTMENTS TO INTEREST ACCRUALS ON THE LYONS

      If, during any taxable year, a U.S. holder receives actual payments with respect to the LYONs for that taxable year that in the aggregate exceed the total amount of projected payments for that taxable year, the U.S. holder will incur a "net positive adjustment" under the CPDI regulations equal to the amount of such excess. The U.S. holder will treat a "net positive adjustment" as additional interest income. For this purpose, the payments in a taxable year include the fair market value of property received in that year, including the fair market value of our common stock received upon conversion.

      If a U.S. holder receives in a taxable year actual payments with respect to the LYONs for that taxable year that in the aggregate were less than the amount of projected payments for that taxable year, the U.S. holder will incur a "net negative adjustment" under the CPDI regulations equal to the amount of such deficit. This adjustment will (a) reduce the U.S. holder's interest income on the LYONs for that taxable year, and (b) to the extent of any excess after the application of (a), give rise to an ordinary loss to the extent of the U.S. holder's interest income on the LYONs during prior taxable years, reduced to the extent such interest was offset by prior net negative adjustments. Any excess negative adjustments will be treated as a negative adjustment in the succeeding taxable year.

      A U.S. holder that purchases LYONs at a discount or premium to the adjusted issue price of the LYONs on the acquisition date must, upon acquiring the debt instrument, reasonably allocate the difference between such holder's tax basis and the adjusted issue price to daily portions of interest or projected payments over the remaining term of the LYONs. U.S. holders should consult their tax advisors regarding these allocations.

      If a U.S. holder's basis is greater than the adjusted issue price, the amount of the difference allocated to a daily portion of interest or to a projected payment is treated as a negative adjustment on the date the daily portion accrues or the payment is made. On the date of the adjustment, such holder's adjusted basis in the debt instrument is reduced by the amount such holder treats as a negative adjustment.

      If a U.S. holder's basis is less than the adjusted issue price, the amount of the difference allocated to a daily portion of interest or to a projected payment is treated as a positive adjustment on the date the daily portion accrues or the payment is made. On the date of the adjustment, such holder's adjusted basis in the debt instrument is increased by the amount such holder treats as a positive adjustment.

SALE, EXCHANGE, CONVERSION OR REDEMPTION

      Generally, the sale or exchange of a LYON, or the redemption of a LYON for cash, will result in taxable gain or loss to a U.S. holder. As described above, our calculation of the comparable yield and the schedule of projected payments for the LYONs includes the receipt of common stock upon conversion as a contingent payment with respect to the LYONs. Accordingly, we intend to treat the receipt of our common stock by a U.S. holder upon the conversion of a LYON, or upon the U.S. holder's exercise of a put right where we elect to pay in common stock, as a contingent payment under the CPDI regulations. Under this treatment, conversion or such an exercise of the U.S. holder's put right also would result in taxable gain or loss to the U.S. holder. As described above, holders will be deemed to have agreed to be bound by our determination of the comparable yield and the schedule of projected payments.

      The amount of gain or loss on a taxable sale, exchange, conversion or redemption would be equal to the difference between (a) the amount of cash plus the fair market value of any other property received by the U.S. holder, including the fair market value of any of our common stock received, and (b) the U.S. holder's adjusted tax basis in the LYON. A U.S. holder's adjusted tax basis in a LYON will generally be equal to the U.S. holder's original purchase price for the LYON, increased by any interest income previously accrued by the U.S. holder (determined without regard to any adjustments to interest accruals described above, other than adjustments to reflect discount or premium to the adjusted issue price, if any), and decreased by the amount of any projected payments that have been previously scheduled to be made in respect of the LYONs (without regard to the actual amount paid). Gain recognized upon a sale, exchange, conversion or redemption of a LYON will generally be treated as ordinary interest income; any loss will be ordinary loss to the extent of interest previously included in income, and thereafter, capital loss (which will be long-term if the LYON is held for more than one year). The deductibility of net capital losses by individuals and corporations is subject to limitations.

      A U.S. holder's tax basis in our common stock received upon a conversion of a LYON or upon a U.S. holder's exercise of a put right that we elect to pay in our common stock will equal the then current fair market value of such common stock. The U.S. holder's holding period for the common stock received will commence on the day immediately following the date of conversion or redemption.

CONSTRUCTIVE DIVIDENDS

      If at any time we were to make a distribution of property to our stockholders that would be taxable to the stockholders as a dividend for United States federal income tax purposes and, in accordance with the antidilution provisions of the LYONs, the conversion rate of the LYONs were increased, such increase might be deemed to be the payment of a taxable dividend to holders of the LYONs.

      For example, an increase in the conversion rate in the event of distributions of our evidences of indebtedness or assets or an increase in the event of an extraordinary cash dividend may result in deemed dividend treatment to holders of the LYONs, but generally an increase in the event of stock dividends or the distribution of rights to subscribe for common stock would not be so treated.

TREATMENT OF NON-U.S. HOLDERS

      Absent further relevant guidance from the IRS, we intend to treat payments of contingent interest made to Non-U.S. holders as subject to United States withholding tax. Therefore, we intend to withhold on such payments at a rate of 30%, subject to reduction by an applicable treaty or upon the receipt of a Form W-8ECI from a Non-U.S. holder claiming that such payments are effectively connected with the conduct of a United States trade or business. A Non-U.S. holder that is subject to the withholding tax should consult its own tax advisors as to whether it can obtain a refund for all or a portion of the withholding tax on the grounds that (i) the contingent interest payment up to the floor amount (i.e., the amount based on the average market price of the LYONs) qualifies for the "portfolio interest exemption" because it is not based on our dividends or (ii) some portion of the contingent interest payment represents a return of principal under the CPDI regulations.

      All other payments on the LYONs made to a Non-U.S. holder, including a payment in common stock pursuant to a conversion, and any gain realized on a sale, exchange or conversion of the LYONs (other than gain attributable to accrued contingent interest payments), will be exempt from United States income or withholding tax PROVIDED that: (i) such Non-U.S. holder does not own, actually, indirectly or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote, and is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership, (ii) the statement requirement set forth in section 871(h) or section 881(c) of the Code has been fulfilled with respect to the beneficial owner, as discussed below; (iii) such payments and gain are not effectively connected with the conduct by such Non-U.S. holder of a trade or business in the United States; (iv) our common stock continues to be actively traded within the meaning of section 871(h)(4)(C)(v)(I) of the Code (which, for these purposes and subject to certain exceptions, includes trading on the Nasdaq National Market); and (v) we are not a "United States real property holding corporation." We believe that we are not and do not anticipate becoming a "United States real property holding corporation." However, if a Non-U.S. holder were deemed to have received a constructive dividend (see "--Constructive Dividends" above), the Non-U.S. holder will generally be subject to United States federal withholding tax at a 30% rate, subject to a reduction by an applicable treaty, on the taxable amount of such dividend.

      The statement requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a LYON certifies on IRS Form W-8BEN, under penalties of perjury, that it is not a United States person and provides its name and address or otherwise satisfies applicable documentation requirements. If a Non-U.S. holder of the LYONs is engaged in a trade or business in the United States, and if interest on the LYONs is effectively connected with the conduct of such trade or business, the Non-U.S. holder, although exempt from the withholding tax discussed in the preceding paragraphs, will generally be subject to regular United States federal income tax on interest and on any gain realized on the sale, exchange or conversion of the LYONs in the same manner as if it were a U.S. holder. In lieu of the certificate described in the preceding paragraph, such a Non-U.S. holder would be required to provide to the withholding agent a properly executed IRS Form W-8ECI (or successor form) in order to claim an exemption from withholding tax. In addition, if such a Non-U.S. holder is a foreign corporation, such holder may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

BACKUP WITHHOLDING TAX AND INFORMATION REPORTING

      Payments of principal, premium, if any, and interest (including original issue discount and a payment in common stock pursuant to a conversion of the LYONs) on, and the proceeds of dispositions of, the LYONs may be subject to information reporting and United States federal backup withholding tax if the U.S. holder thereof fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable United States information reporting or certification requirements. A Non-U.S. holder may be subject to United States backup withholding tax on payments on the LYONs and the proceeds from a sale or other disposition of the

LYONs unless the Non-U.S. holder complies with certification procedures to establish that it is not a United States person. Any amounts so withheld will be allowed as a credit against a U.S. holder's United States federal income tax liability and may entitle a holder to a refund, provided the required information is timely furnished to the IRS.

TAX EVENT AND ADDITIONAL PUT RIGHTS

      The modification of the terms of the LYONs by us upon a Tax Event as described in "Description of LYONs--Optional Conversion to Semiannual Coupon Note Upon Tax Event," could alter the timing and the amount of income recognition by the holders with respect to periods after the option exercise date. Although not free from doubt, if we provide holders with additional rights to require us to purchase the LYONs on additional purchase dates as described under "Description of LYONs--Purchase of LYONs by Amgen Inc.," the provision of such additional put rights may, in certain limited circumstances, result in a "deemed exchange" of the LYONs for new securities of ours for United States federal income tax purposes. In such event, among other things, holders may be required to recognize gain or loss and we may be required to determine a new comparable yield and projected payment schedule. U.S. holders should consult their own tax advisors regarding the tax consequences with respect to such deemed exchange, if any.

                           SELLING SECURITY HOLDERS

      The LYONs were originally issued by us to Merrill Lynch in a transaction exempt from the registration requirements of the Securities Act and were immediately resold by Merrill Lynch in reliance on Rule 144A to persons who represented to Merrill Lynch that they were qualified institutional buyers. Each institution that purchased the LYONs from Merrill Lynch and who has provided us with a questionnaire setting forth the information specified below and that selling security holder's transferees, pledgees, donees and successors (collectively, the "selling security holders"), may from time to time offer and sell pursuant to this prospectus or a supplement hereto any or all of the LYONs held by that selling security holder and common stock into which the LYONs are convertible.

      The following table sets forth information as of May 21, 2002, with respect to the selling security holders and the principal amounts of LYONs beneficially owned by each selling security holder that may be offered under this prospectus. This information is based on information provided by or on behalf of the selling security holders pursuant to the questionnaires referred to above. No holder of the LYONs may sell the LYONs or shares without furnishing to us a questionnaire setting forth the information specified below. However, as of the date of this prospectus, not every holder has provided to us a questionnaire. Therefore, the heading "Other" in the "Name" column below represents the LYONs and shares held by holders who have not yet returned to us their questionnaire.

      The selling security holders may offer all, some or none of the LYONs or common stock into which the LYONs are convertible. In addition, the selling security holders may have sold, transferred or otherwise disposed of all or a portion of their notes since the date on which they provided the information regarding their LYONs in transactions exempt from the registration requirements of the Securities Act. No selling security holder beneficially owns one percent or more of our common stock assuming conversion of the selling security holders' LYONs.

      Information concerning the selling security holders may change from time to time and any changed information will be set forth in supplements to this prospectus if and when necessary. In addition, the conversion rate and, therefore, the number of shares of common stock issuable upon conversion of the LYONs, is subject to adjustment under certain circumstances.

                                                                                     COMMON
                                   PRINCIPAL                              LYONS       STOCK
                                   AMOUNT OF    SHARES OF                 OWNED       OWNED
                                     LYONS        COMMON                  AFTER       AFTER
                                  BENEFICIALLY    STOCK       COMMON   COMPLETION  COMPLETION
                                   OWNED AND   BENEFICIALLY   STOCK        OF          OF         MATERIAL
              NAME                  OFFERED       OWNED     OFFERED(1) OFFERING(2) OFFERING(2) RELATIONSHIP(3)
              ----                ------------ ------------ ---------- ----------- ----------- ---------------
Aid Association for Lutherans, as
  successor to Lutheran
  Brothershood...................  11,000,000    97,461.1    97,461.1      -0-         --           None
Akela Capital Master Fund, LLC...   2,000,000    17,720.2    17,720.2      -0-         --           None
Alpha U.S. Sub Fund VIII, LLC....   2,300,000    20,378.2    20,378.2      -0-         --           None
Amerisure Mutual Insurance
  Company........................     975,000     8,638.6     8,638.6      -0-         --           None
Argent Classic Convertible
  Arbitrage Fund (Bermuda)
  Ltd............................   6,000,000    53,160.6    53,160.6      -0-         --           None
Argent Classic Convertible
  Arbitrage Fund L.P.............   4,500,000    39,870.5    39,870.5      -0-         --           None
Argent LowLev Convertible
  Arbitrage Fund Ltd.............  11,000,000    97,461.1    97,461.1      -0-         --           None
Aristeia International Limited...  26,950,000   238,779.7   238,779.7      -0-         --           None
Aristeia Trading LLC.............   8,050,000    71,323.8    71,323.8      -0-         --           None

                                                                                COMMON
                             PRINCIPAL                               LYONS       STOCK
                             AMOUNT OF    SHARES OF                  OWNED       OWNED
                               LYONS        COMMON                   AFTER       AFTER
                            BENEFICIALLY    STOCK       COMMON    COMPLETION  COMPLETION
                             OWNED AND   BENEFICIALLY   STOCK         OF          OF         MATERIAL
           NAME               OFFERED       OWNED     OFFERED(1)  OFFERING(2) OFFERING(2) RELATIONSHIP(3)
           ----             ------------ ------------ ----------- ----------- ----------- ---------------
Associated Electric & Gas
  Insurance Services
  Limited..................   3,000,000     26,580.3     26,580.3     -0-           --         None
Banc of America Securities
  LLC......................   6,281,000     55,650.3     55,650.3     -0-           --         None
Bank Austria Cayman
  Islands, Ltd.............   4,500,000     39,870.5     39,870.5     -0-           --         None
Bank of America Pension
  Plan.....................   2,500,000     22,150.3     22,150.3     -0-           --         None
Bear, Stearns & Co. Inc....   9,500,000     84,171.0     84,171.0     -0-           --         None
Black Diamond Capital I,
  Ltd......................   2,432,000     21,547.8     21,547.8     -0-           --         None
Black Diamond Convertible
  Offshore LDC.............  15,296,000    135,524.1    135,524.1     -0-           --         None
Black Diamond Offshore
  Ltd......................   8,647,000     76,613.3     76,613.3     -0-           --         None
Canyon Capital Arbitrage
  Masterfund, Ltd..........   3,750,000     33,225.4     33,225.4     -0-           --         None
Canyon Mac 18, Ltd.
  (RMF)....................     625,000      5,537.6      5,537.6     -0-           --         None
Canyon Value Realization
  Fund (Cayman), Ltd.......   5,625,000     49,838.1     49,838.1     -0-           --         None
Canyon Value Realization
  Fund, L.P................   2,500,000     22,150.3     22,150.3     -0-           --         None
CDC Ixis Paris.............  15,000,000    132,901.5    132,901.5     -0-           --         None
Cobra Master Fund, Ltd.....     500,000      4,430.1      4,430.1     -0-           --         None
Continental Assurance
  Company on behalf of its
  Separate Account E.......   7,200,000     63,792.7     63,792.7     -0-           --         None
Continental Casualty
  Company..................  44,800,000    396,932.5    396,932.5     -0-           --         None
Credit Lyonnais SEC USA....  20,000,000    177,202.0    177,202.0     -0-           --         None
Deephaven Domestic
  Convertible Trading Ltd.. 165,850,000  1,469,447.6  1,469,447.6     -0-           --         None
DKR Fixed Income Holding
  Fund Ltd.................   3,000,000     26,580.3     26,580.3     -0-           --         None
Double Black Diamond
  Offshore LDC.............  50,469,000    447,160.4    447,160.4     -0-           --         None
First Union Securities Inc.  20,000,000    177,202.0    177,202.0     -0-           --         None
Gain Offshore Master Fund
  Ltd......................   6,450,000     57,147.6     57,147.6     -0-           --         None
Global Bermuda Limited
  Partnership..............   4,000,000     35,440.4     35,440.4     -0-           --         None
Goldman Sachs and
  Company..................     745,000      6,600.8      6,600.8     -0-           --         None
HBK Master Fund, L.P.......  17,000,000    172,821.7    150,621.7     -0-       22,200         None

                                                                                COMMON
                             PRINCIPAL                               LYONS       STOCK
                             AMOUNT OF    SHARES OF                  OWNED       OWNED
                               LYONS        COMMON                   AFTER       AFTER
                            BENEFICIALLY    STOCK       COMMON    COMPLETION  COMPLETION
                             OWNED AND   BENEFICIALLY   STOCK         OF          OF         MATERIAL
           NAME               OFFERED       OWNED     OFFERED(1)  OFFERING(2) OFFERING(2) RELATIONSHIP(3)
           ----             ------------ ------------ ----------- ----------- ----------- ---------------
Highbridge International
  LLC...................... 148,150,000  1,312,623.8  1,312,623.8     -0-            --        None
ING VP Convertible Fund....      40,000        354.4        354.4     -0-            --        None
ING Convertible Fund.......   3,960,000     35,086.0     35,086.0     -0-            --        None
Jersey (IMA) Ltd...........   3,000,000     26,580.3     26,580.3     -0-            --        None
Lakeshore International,
  Ltd......................  16,000,000    141,761.6    141,761.6     -0-            --        None
Liberty View Fund LLC......   2,000,000     17,720.2     17,720.2     -0-            --        None
Liberty View Funds L.P.....   9,000,000     79,740.9     79,740.9     -0-            --        None
Liberty View Global
  Volatility Fund..........  26,000,000    230,362.6    230,362.6     -0-            --        None
Lyxor Master Fund..........   1,550,000     13,733.2     13,733.2     -0-            --        None
Lyxor Master Fund Ref:
  Argent/LowLev CB.........   3,000,000     26,580.3     26,580.3     -0-            --        None
Merrill Lynch International
  Limited..................   6,000,000    232,719.6     53,160.6     -0-       179,559        None
Merrill Lynch, Pierce,
  Fenner & Smith, Inc......  77,983,000    690,937.2    690,937.2     -0-            --        None
Nicholas Applegate
  Investment Grade
  Convertible..............      37,000        327.8        327.8     -0-            --        None
NMS Services (Cayman)
  Inc......................  50,000,000    443,005.0    443,005.0     -0-            --        None
Peoples Benefit Life
  Insurance Company
  Teamsters................   7,500,000     66,450.8     66,450.8     -0-            --        None
Ramius Capital Group.......     500,000      4,430.1      4,430.1     -0-            --        None
RCG Halifax Master Fund,
  Ltd......................   1,500,000     13,290.2     13,290.2     -0-            --        None
RCG Latitude Master Fund,
  Ltd......................   2,500,000     22,150.3     22,150.3     -0-            --        None
RCG Multi Strategy, LP.....   3,000,000     26,580.3     26,580.3     -0-            --        None
SAC Capital Associates,
  LLC......................  22,500,000    199,352.3    199,352.3     -0-            --        None
St. Albans Partners Ltd....   5,000,000     44,300.5     44,300.5     -0-            --        None
State of Mississippi Health
  Care Trust Fund..........     825,000      7,309.6      7,309.6     -0-            --        None
Susquehanna Capital Group..   5,000,000     44,300.5     44,300.5     -0-            --        None

                                                                                                    COMMON
                                               PRINCIPAL                                 LYONS       STOCK
                                               AMOUNT OF     SHARES OF                   OWNED       OWNED
                                                 LYONS         COMMON                    AFTER       AFTER
                                              BENEFICIALLY     STOCK        COMMON    COMPLETION  COMPLETION
                                               OWNED AND    BENEFICIALLY    STOCK         OF          OF         MATERIAL
                    NAME                        OFFERED        OWNED      OFFERED(1)  OFFERING(2) OFFERING(2) RELATIONSHIP(3)
                    ----                      ------------- ------------ ------------ ----------- ----------- ---------------
Teachers Insurance & Annuity Association.....    16,000,000    141,761.6    141,761.6     -0-         --           None
Tribecca Investments, LLC....................    60,000,000    531,606.0    531,606.0     -0-         --           None
UBS O'Connor LLC F/B/O
  O'Connor Global Convertible Portfolio......       750,000      6,645.1      6,645.1     -0-         --           None
UBS O'Connor LLC F/B/O UBS Global Equity
  Arbitrage Master Ltd.......................    35,000,000    310,103.5    310,103.5     -0-         --           None
UFJ Investments Asia Ltd.....................    25,000,000    221,502.5    221,502.5     -0-         --           None
Wachovia Bank National Association...........    20,000,000    177,202.0    177,202.0     -0-         --           None
Wachovia Securities International Ltd........    31,000,000    274,663.1    274,663.1     -0-         --           None
White River Securities LLC...................     9,500,000     84,171.0     84,171.0     -0-         --           None
Worldwide Transactions Ltd...................     2,156,000     19,102.4     19,102.4     -0-         --           None
Yield Strategies Fund I, L.P.................     5,000,000     44,300.5     44,300.5     -0-         --           None
Yield Strategies Fund II, L.P................     5,000,000     44,300.5     44,300.5     -0-         --           None
Other........................................ 2,853,104,000 25,278,785.9 25,278,785.9     -0-         --           None

--------
(1)Represents shares of common stock issuable upon conversion of LYONs that are beneficially owned and offered by the selling security holder.

(2)Assumes that all of the LYONs and/or all of the common stock into which the LYONs are convertible are sold.

(3)Includes any position, office or other material relationship which the selling security holder has had within the past three years with Amgen or any of its predecessors or affiliates.

                             PLAN OF DISTRIBUTION

      The LYONs and the common stock are being registered to permit resale of these securities by the selling security holders from time to time after the date of this prospectus. We have agreed, among other things, to bear the expenses (other than underwriting discounts and selling commissions) incurred in connection with the registration and sale of the LYONs and the common stock covered by this prospectus. We will not receive any of the proceeds from the offering of the LYONs or the common stock by the selling security holders.

      The selling security holders and their successors, including their transferees, pledgees or donees or their successors, may sell the LYONs and the common stock into which the LYONs are convertible directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling security holders or the purchasers. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

      The LYONs and the common stock into which the LYONs are convertible may be sold in one or more transactions at fixed prices, at prevailing market prices, at prices related to the prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in cross, block or other types of transactions:

      . on any national securities exchange or U.S. inter-dealer system of a registered national securities association on which the LYONs or the common stock may be listed or quoted at the time of sale;

      .   in the over-the-counter market;

      . in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

      . through the writing of options, whether the options are listed on an options exchange or otherwise;

      .   through the settlement of short sales; or

      .   through any other legally available means.

      Our common stock is listed for trading on the Nasdaq National Market under the symbol "AMGN."

      In connection with the sale of the LYONs and the common stock into which the LYONs are convertible, the selling security holders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the LYONs or the common stock into which the LYONs are convertible in the course of hedging the positions they assume. The selling security holders may also sell the LYONs or the common stock into which the LYONs are convertible short and deliver these securities to close out their short positions, or loan or pledge the LYONs or the common stock into which the LYONs are convertible to broker-dealers that in turn may sell these securities.

      The aggregate proceeds to the selling security holders from the sale of the LYONs or common stock into which the LYONs are convertible offered by them will be the purchase price of the LYONs or common stock less discounts and commissions, if any. Each of the selling security holders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of LYONs or common stock to be made directly or through agents. We will not receive any of the proceeds from the sale of the LYONs or the common stock issuable upon conversion of the LYONs.

      In order to comply with the securities laws of some states, if applicable, the LYONs and common stock into which the LYONs are convertible may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the LYONs and common stock into which the LYONs are convertible may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

      The selling security holders and any underwriters, broker-dealers or agents that participate in the sale of the LYONs and common stock into which the LYONs are convertible may be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling security holders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. The selling security holders have acknowledged that they understand their obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M.

      In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

      To the extent required, the specific LYONs or common stock to be sold, the names of the selling security holders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

      We entered into a registration rights agreement for the benefit of holders of the LYONs to register their LYONs and common stock under applicable federal and state securities laws under specific circumstances and at specific times. The registration rights agreement provides for cross-indemnification of the selling security holders and us and their and our respective directors, officers and controlling persons against specific liabilities in connection with the offer and sale of the LYONs and the common stock, including liabilities under the Securities Act.

                          VALIDITY OF THE SECURITIES

      The validity of the LYONs and shares of common stock issuable upon conversion of the LYONs has been passed upon for us by Latham & Watkins, Los Angeles, California. Certain matters relating to United States federal taxation have been passed upon for us by Shearman & Sterling, Washington, D.C., our special tax counsel.

                                    EXPERTS

      The consolidated financial statements of Amgen Inc. as of December 31, 2000 and 2001, and for each of the fiscal years in the three-year period ended December 31, 2001, included in Amgen Inc.'s annual report on Form 10-K for the fiscal year ended December 31, 2001, filed with the SEC and incorporated by reference in this prospectus, have been audited by Ernst & Young, independent auditors, as set forth in their report and incorporated herein by reference in this prospectus. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

      The consolidated financial statements of Immunex Corporation as of December 31, 2000 and 2001, and for each of the fiscal years in the three-year period ended December 31, 2001, included in our Current Report on Form 8-K dated May 16, 2002, filed with the SEC and incorporated by reference in this prospectus, have been audited by Ernst & Young, independent auditors, as set forth in their report included therein incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

[LOGO] AMGEN

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

      The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by the registrant in connection with the sale of the securities being registered. All the amounts shown are estimates except for the registration fee.

SEC Registration Fee............... $249,620
Legal Fees and Expenses............   35,000
Accounting Fees and Expenses.......   50,000
Printing Expenses..................    8,000
Miscellaneous Expenses.............   10,000
                                    --------
       Total....................... $352,620
                                    ========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Section 145 of the Delaware General Corporation Law, the Restated Certificate of Incorporation, as amended, and the Amended and Restated Bylaws of the Company contain provisions covering indemnification of corporate directors and officers against certain liabilities and expenses incurred as a result of proceedings involving such persons in their capacities as directors and officers, including proceedings under the Securities Act of 1933, as amended (the "Securities Act") and the Securities Exchange Act of 1934, as amended (the "Exchange Act").

      The Registrant has authorized the entering into of indemnity contracts and provides indemnity insurance pursuant to which officers and directors are indemnified or insured against liability or loss under certain circumstances which may include liability or related loss under the Securities Act and the Exchange Act.

ITEM 16.  EXHIBITS

EXHIBIT
  NO.                                             DESCRIPTION
-------                                           -----------
  2.1   Agreement and Plan of Merger, dated as of December 16, 2001, by and among Amgen Inc., AMS
        Acquisition Inc., and Immunex Corporation.(1)

  4.1   Form of stock certificate for the common stock, par value $.0001, of the Company.(2)

  4.2   Amended and Restated Rights Agreement, dated as of December 12, 2000 between Amgen Inc. and
        American Stock Transfer & Trust Company, as Rights Agent.(3)

  4.3   Stockholders' Rights Agreement, dated as of December 16, 2001, by and among Amgen Inc.,
        American Home Products Corporation, MDP Holdings, Inc. and Lederle Parenterals, Inc.(4)

  4.4   Indenture, dated as of March 1, 2002, by and between the Company and LaSalle Bank National
        Association with respect to $3.95 billion aggregate principal amount at maturity of Liquid Yield
        Option(TM) Notes due 2032.(5)

  4.5   Form of Liquid Yield Option(TM) Note due 2032.(5)

  4.6   Registration Rights Agreement, dated as of March 1, 2002, by and between the Company and Merrill
        Lynch, Pierce, Fenner & Smith Incorporated.(5)

  5.1   Opinion of Latham & Watkins as to the legality of the securities being offered.(6)

  8.1   Opinion of Shearman & Sterling as to the tax consequences of the securities being offered.(6)

EXHIBIT
  NO.                                             DESCRIPTION
-------                                           -----------
 12.1   Statement regarding Computation of Ratio of Earnings to Fixed Charges.(6)

 23.1   Consent of Ernst & Young LLP, Independent Auditors.(6)

 23.2   Consent of Ernst & Young LLP, Independent Auditors (Immunex Corporation).(6)

 23.3   Consent of Latham & Watkins (included in exhibit 5.1).

 23.4   Consent of Shearman & Sterling (included in exhibit 8.1).

 24.1   Power of Attorney (included on signature page).

 25.1   Statement of Eligibility and Qualification on Form T-1 of LaSalle Bank National Association, as
        trustee, of the Company's Liquid Yield Option(TM) Notes due 2032.(6)

--------
(1) Filed as an exhibit to the Form 8-K Current Report dated December 16, 2001 on December 17, 2001 and incorporated herein by reference.
(2) Filed as an exhibit to the Form 10-Q for the quarter ended March 31, 1997 on May 13, 1997 and incorporated herein by reference.
(3) Filed as an exhibit to the Form 8-K Current Report dated December 13, 2000 on December 18, 2000 and incorporated herein by reference.
(4) Filed as an exhibit to the Form S-4 Registration Statement dated January 31, 2002 and incorporated herein by reference.
(5) Filed as an exhibit to the Form 8-K Current Report dated and filed on March 1, 2002 and incorporated herein by reference.
(6) Filed herewith.

ITEM 17.  UNDERTAKINGS

      (a) The undersigned registrant hereby undertakes:

             (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                      (i) To include any prospectus required by Section
              10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

                      (ii) To reflect in the prospectus any facts or events
              arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                    (iii) To include any material information with respect to
              the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

             Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act, that are incorporated by reference in the Registration Statement.

             (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned registrant hereby undertakes, that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Thousand Oaks, State of California, on the 22nd day of May, 2002.

                                          AMGEN INC.

                                          By: /s/  KEVIN W. SHARER
                                             __________________________________
                                             Kevin W. Sharer
                                             CHAIRMAN OF THE BOARD, CHIEF
                                             EXECUTIVE
                                             OFFICER AND PRESIDENT

                               POWER OF ATTORNEY

      We, the undersigned officers and directors of Amgen Inc., and each of us, do hereby constitute and appoint each and any of Kevin W. Sharer, Richard D. Nanula and Steven M. Odre, our true and lawful attorney and agent, with full power of substitution and resubstitution, to do any and all acts and things in our name and behalf in any and all capacities and to execute any and all instruments for us in our names, in connection with this Registration Statement or any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we hereby ratify and confirm all that said attorney and agent, or his substitute, shall do or cause to be done by virtue thereof.

      Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

          SIGNATURE                         TITLE                    DATE
          ---------                         -----                    ----

    /s/  KEVIN W. SHARER      Chairman, Chief Executive Officer, May 22, 2002
_____________________________   President and Director
       KEVIN W. SHARER

   /s/  RICHARD D. NANULA     Executive Vice President, Finance, May 22, 2002
_____________________________   Strategy and Communication, and
      RICHARD D. NANULA         Chief Financial Officer

    /s/  BARRY D. SCHEHR      Vice President, Financial          May 22, 2002
_____________________________   Operations, and Chief Accounting
       BARRY D. SCHEHR          Officer

    /s/  DAVID BALTIMORE      Director                           May 22, 2002
_____________________________
       DAVID BALTIMORE

_____________________________ Director
    FRANK J. BIONDI, JR.

 /s/  WILLIAM K. BOWES, JR.   Director                           May 22, 2002
_____________________________
    WILLIAM K. BOWES, JR.

    /s/  JERRY D. CHOATE      Director                           May 22, 2002
_____________________________
       JERRY D. CHOATE

   /s/  FREDERICK W. GLUCK    Director                           May 22, 2002
_____________________________
     FREDERICK W. GLUCK

/s/  FRANKLIN P. JOHNSON, JR. Director                           May 22, 2002
_____________________________
  FRANKLIN P. JOHNSON, JR.

     /s/  STEVEN LAZARUS      Director                           May 22, 2002
_____________________________
       STEVEN LAZARUS

    /s/  GILBERT S. OMENN     Director                           May 22, 2002
_____________________________
      GILBERT S. OMENN

      SIGNATURE                        TITLE                       DATE
      ---------                        -----                       ----

/s/  JUDITH C. PELHAM Director                                 May 22, 2002
_____________________
  JUDITH C. PELHAM

 /s/  J. PAUL REASON  Director                                 May 22, 2002
_____________________
   J. PAUL REASON

 /s/  DONALD B. RICE  Director                                 May 22, 2002
_____________________
   DONALD B. RICE

_____________________ Director
 PATRICIA C. SUELTZ

                                 EXHIBIT INDEX

EXHIBIT
  NO.                                             DESCRIPTION
-------                                           -----------
 2.1    Agreement and Plan of Merger, dated as of December 16, 2001, by and among Amgen Inc., AMS
        Acquisition Inc., and Immunex Corporation.(1)
 4.1    Form of stock certificate for the common stock, par value $.0001, of the Company.(2)
 4.2    Amended and Restated Rights Agreement, dated as of December 12, 2000 between Amgen Inc. and
        American Stock Transfer & Trust Company, as Rights Agent.(3)
 4.3    Stockholders' Rights Agreement, dated as of December 16, 2001, by and among Amgen Inc.,
        American Home Products Corporation, MDP Holdings, Inc. and Lederle Parenterals, Inc.(4)
 4.4    Indenture, dated as of March 1, 2002, by and between the Company and LaSalle Bank National
        Association with respect to $3.95 billion aggregate principal amount at maturity of Liquid Yield
        Option(TM) Notes due 2032.(5)
 4.5    Form of Liquid Yield Option(TM) Note due 2032.(5)
 4.6    Registration Rights Agreement, dated as of March 1, 2002, by and between the Company and Merrill
        Lynch, Pierce, Fenner & Smith Incorporated.(5)
 5.1    Opinion of Latham & Watkins as to the legality of the securities being offered.(6)
 8.1    Opinion of Shearman & Sterling as to the tax consequences of the securities being offered.(6)
 12.1   Statement regarding Computation of Ratio of Earnings to Fixed Charges.(6)
 23.1   Consent of Ernst & Young LLP, Independent Auditors.(6)
 23.2   Consent of Ernst & Young LLP, Independent Auditors (Immunex Corporation).(6)
 23.3   Consent of Latham & Watkins (included in exhibit 5.1).
 23.4   Consent of Shearman & Sterling (included in exhibit 8.1).
 24.1   Power of Attorney (included on signature page).
 25.1   Statement of Eligibility and Qualification on Form T-1 of LaSalle Bank National Association, as
        trustee, of the Company's Liquid Yield Option(TM) Notes due 2032.(6)

--------
(1)Filed as an exhibit to the Form 8-K Current Report dated December 16, 2001 on December 17, 2001 and incorporated herein by reference.
(2)Filed as an exhibit to the Form 10-Q for the quarter ended March 31, 1997 on May 13, 1997 and incorporated herein by reference.
(3)Filed as an exhibit to the Form 8-K Current Report dated December 13, 2000 on December 18, 2000 and incorporated herein by reference.
(4)Filed as an exhibit to the Form S-4 Registration Statement dated January 31, 2002 and incorporated herein by reference.
(5)Filed as an exhibit to the Form 8-K Current Report dated and filed on March 1, 2002 and incorporated herein by reference.
(6)Filed herewith.